Exhibit 10.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT
among
THE PERSONS IDENTIFIED AS “SELLERS”
ON THE SIGNATURE PAGES HERETO,
TIPTREE OPERATING COMPANY, LLC
(on its own behalf and in its capacity as Seller Representative),
and
PFG ACQUISITION CORP.

Dated as of October 29, 2014

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Table of Contents (continued)

Table of Contents (continued)

Table of Contents (continued)

Annexes

Annex A        Sample Closing Statement
Annex B        Allocation among Sellers
Annex C        Accounting Principles

Exhibits

Exhibit A        Form of Spousal Consent to Transaction
Exhibit B        Form of Hartford Acknowledgment
Exhibit C        Form of PFASC Purchase Agreement
Exhibit D        Form of Buyer Restructuring Purchase Agreement

v

This Stock Purchase Agreement (this “Agreement”), dated as of October 29, 2014, is made by and entered into among (i) Tiptree Operating Company, LLC, a Delaware limited liability company (“Tiptree”, on its own behalf and in its capacity as the Seller Representative pursuant to Section 1.6, the “Seller Representative”), (ii) each of the other Persons identified as a “Seller” on the signature pages hereto (the “Company Sellers” and together with Tiptree, “Sellers”), and (iii) PFG Acquisition Corp., a Delaware corporation (“Buyer”).

RECITALS
WHEREAS, Tiptree owns, in the aggregate, 100% of the issued and outstanding shares of common stock of PFG Holdings Acquisition Corp., a Delaware corporation (“PHAC”), par value $0.01 per share, (the “PHAC Common Stock” and the shares of PHAC Common Stock held by Tiptree, the “PHAC Shares”);
WHEREAS, PHAC, the Company Sellers and the IRAs collectively own, in the aggregate, 100% of the issued and outstanding shares of Series A Participating Preferred Stock of the Philadelphia Financial Group, Inc., a Pennsylvania corporation (the “Company”), par value $0.001 per share (the “Preferred Stock”), 100% of the issued and outstanding shares of common stock of the Company, par value $0.001 per share, (the “Common Stock” and, collectively with the shares of Preferred Stock and all shares of Common Stock issued upon the exercise of the Warrants as contemplated hereby or otherwise issuable pursuant to rights set forth in Section 2.2 of the Seller Disclosure Letter, the “Company Shares” and, together with the PHAC Shares, the “Shares”), of the Company and 100% of the issued and outstanding warrants to acquire shares of Common Stock (the “Warrants”);
WHEREAS, each IRA Seller is the sole owner of the individual retirement account or arrangement subject to Section 408 of the Code set forth immediately below such Seller’s name on Annex B (each such account or arrangement, an “IRA” and collectively, the “IRAs”);
WHEREAS, prior to the execution of this Agreement, each IRA Seller has executed and delivered an irrevocable instruction to such IRA to sell all of the Shares owned by such IRA to Buyer at the Closing (each an “IRA Instruction Letter”);
WHEREAS, the Company owns, directly or indirectly, 100% of the issued and outstanding shares of capital stock or other equity interests in each of its Subsidiaries (the “Transferred Subsidiaries” and, together with the Company and PHAC, the “Transferred Companies”);
WHEREAS, the Transferred Subsidiaries include, among other Subsidiaries, Philadelphia Financial Life Assurance Company, an insurance company organized under the laws of the Commonwealth of Pennsylvania (“PFLAC”), Philadelphia Financial Life Assurance Company of New York, an insurance company organized under the laws of the State of New York (“PFLAC NY”), Philadelphia Financial Life International Ltd., a Bermuda exempted company and a Class C long-term insurer (“PFLIL”), Philadelphia Financial Life Assurance Company (Bermuda) Ltd., a Bermuda exempted company and a Class C long-term insurer (“PFLAC BDA” and, together with PFLAC, PFLAC NY and PFLIL, the “Insurance Subsidiaries”), PFASC Holdings, LLC, a Delaware limited liability company (“PFASC Holdings”), Philadelphia Financial Administration Services Company, LLC, a Delaware limited liability company 21% of the equity interests of which are owned by PFLAC and 79% of the equity interests of which are owned by PFASC Holdings (“PFASC”), Philadelphia Financial Distribution Company, a Delaware corporation (the “Transferred Broker Dealer”) and Philadelphia Financial Agency Inc., a Delaware corporation;
WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire that Sellers sell to Buyer, (i) all of the PHAC Shares, (ii) all of the shares of Preferred Stock owned by the Company Sellers and the IRAs, and (iii) all of the shares of Common Stock owned by the Company Sellers and the IRAs (including all of the shares of Common Stock to be issued upon exercise of the Warrants owned by the Company Sellers or the IRAs as contemplated hereby or otherwise issuable to the Company Sellers or the IRAs pursuant to rights set forth in Section 2.2 of the Seller Disclosure Letter) (clauses (i), (ii) and (iii), collectively, the “Purchased Shares”), on the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Sellers’ willingness to enter into this Agreement, the parties identified as “Guarantors” therein (the “Guarantors”) are entering into a limited guaranty in favor of the Sellers (the “Limited Guaranty”) with respect to certain obligations of Buyer hereunder.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES
Section 1.1    Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Tiptree shall sell, and the Company Sellers shall cause their related IRAs to sell, to Buyer all of the Purchased Shares for the Purchase Price.
Section 1.2    Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VII, the closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at 10:00 a.m., New York City time, on the date that is the tenth Business Day following the day on which all of the conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, 10022, unless another date, time or place is agreed to in writing by the parties. The actual date and time of the Closing are herein referred to as the “Closing Date.” At the Closing:

(a)    Sellers shall deliver, or cause to be delivered, to Buyer, free and clear of all Liens (other than the RGA Liens), certificates representing all of the Purchased Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps; and
(b)    Buyer shall pay to the Seller Representative on behalf of Tiptree, the Company Sellers and the IRAs, by wire transfer of immediately available funds to an account designated in writing by the Seller Representative at least two (2) Business Days prior to the Closing Date, an amount equal to the Closing Cash Consideration minus the sum of (i) the Estimated Excess Indebtedness and (ii) the Estimated Leakage Amount (such amount, the “Estimated Consideration”).

Section 1.3    Other Closing Deliveries. At the Closing, in addition to Sellers’ delivery of certificates representing all of the Purchased Shares as specified in Section 1.2(a) and Buyer’s payment of the amounts specified in Section 1.2(b), and as otherwise set forth herein:
(a)    Sellers shall deliver, or cause to be delivered, to Buyer the letters of resignation described in Section 5.8;
(b)    Sellers shall deliver, or cause to be delivered, to Buyer a receipt for payment of the amount specified in Section 1.2(b);
(c)    Sellers shall deliver to Buyer the certificate contemplated by Section 7.2(a);
(d)    Sellers shall have delivered to Buyer certificates in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding under Section 1445 of the Code;
(e)    each Seller that is not a natural person shall deliver to Buyer a copy, certified as of the Closing Date, by an officer of such Seller, of the resolutions of such Seller’s managing member, board of directors or similar governing body authorizing the execution and delivery of this Agreement and the other Transaction Agreements (as applicable) and the consummation of the transactions contemplated hereby and thereby (to the extent applicable);

(f)    each Seller that is a married natural person shall deliver to Buyer a Spousal Consent to Transaction, in the form attached as Exhibit A, duly executed by such Seller’s spouse;
(g)    Sellers shall deliver to Buyer (i) a good standing or compliance certificate from the Insurance Regulator for (A) Bermuda, with respect to PFLIL and PFLAC BDA, (B) the Commonwealth of Pennsylvania, in the case of PFLAC and (C) the State of New York, with respect to PFLAC NY, in each case dated as of a date within five (5) Business Days prior to the Closing Date, and (ii) a good standing certificate or comparable document for each of the Transferred Companies from the Secretary of State or other applicable Governmental Authority of each such Transferred Company’s jurisdiction of organization, in each case dated as of a date within five (5) Business Days prior to the Closing Date;
(h)    Sellers shall deliver to Buyer the Books and Records of each of the Transferred Companies that are not already held by the Transferred Companies;
(i)    Buyer shall deliver to the Seller Representative the certificate contemplated by Section 7.3(a);
(j)    Sellers shall deliver to Buyer the Hartford Acknowledgment, in the form attached as Exhibit B, duly executed by each of the Hartford Companies, in effect and not revoked by any Hartford Company as of the date of delivery;
(k)    Sellers shall deliver to Buyer the RGA Pay-off Letter, duly executed by each party thereto, which shall become effective upon payment of the RGA Indebtedness by or on behalf of Buyer to the account specified in the RGA Pay-off Letter following the Closing on the Closing Date; and
(l)    each party hereto shall deliver to the other such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
All such certificates, stock powers, documents and instruments shall be in form and substance reasonably satisfactory to the party hereto receiving delivery thereof hereunder.
Section 1.4    Additional Consideration.
(a)    Pre-Closing Estimate; Closing of the Books on the Closing Date. Not later than five (5) Business Days prior to the Closing, the Sellers shall deliver to the Buyer a statement (the “Pre-Closing Estimate”) setting forth the Sellers’ good faith calculation of the Estimated Consideration and including a description in reasonable detail of the estimated Excess Indebtedness (the “Estimated Excess Indebtedness”) and the estimated Leakage Amount (the “Estimated Leakage

Amount”). The Pre-Closing Estimate (and each component thereof) shall be calculated in accordance with the Accounting Principles. In addition, in preparation for the Closing, Sellers shall cause a full balance sheet closing to take place with respect to the Transferred Companies as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet Date”), as if it were the last day of a fiscal period for the Transferred Companies, including by preparing all closing entries and post-closing trial balances in respect of the Closing Balance Sheet Date.
(b)    Closing Statement. As soon as practicable, and in any event within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement (the “Closing Statement”) comprising a consolidated balance sheet and statement of cash flows of the Company as of the Closing Balance Sheet Date and calculations in reasonable detail of (i) the 2014 Net Working Capital, (ii) 2014 Excess Cash, (iii) the Additional Consideration derived from the amounts in clauses (i) and (ii), (iv) Excess Indebtedness, (v) the Leakage Amount and (vi) the Indebtedness/Leakage True-Up Amount derived from the amounts in clauses (iv) and (v). The Closing Statement (and each component thereof) shall be calculated in accordance with the Accounting Principles and in a form consistent with, and subject to the adjustments set forth in, the sample Closing Statement attached hereto as Annex A. From and after the delivery of the Closing Statement until such time as the Closing Statement becomes final, binding and conclusive upon the parties, Buyer shall (i) make available to the Seller Representative and its accountants and advisors the documents and data used in the preparation of, or reasonably related to, the Closing Statement and each of the components thereof and (ii) give the Seller Representative access, during normal business hours and upon reasonable advance notice, to the personnel, accountants, properties, books and records of the Transferred Companies for the purpose of determining whether the Closing Statement contains any mathematical errors or was prepared in a manner inconsistent with the Accounting Principles.
(c)    Dispute Notice. The Closing Statement shall become final, binding and conclusive upon the parties on the thirtieth (30th) day following receipt by the Seller Representative of the Closing Statement, unless prior to such thirtieth (30th) day the Seller Representative delivers to Buyer a written notice (a “Dispute Notice”) stating that the Seller Representative believes that the Closing Statement contains mathematical errors or was not prepared in accordance with the Accounting Principles and specifying in reasonable detail each item that the Seller Representative disputes (a “Disputed Item”), the amount in dispute for each such Disputed Item and the reasons supporting the Seller Representative’s positions. The Seller Representative may not challenge the Closing Statement on any other basis.
(d)    Resolution Period. If the Seller Representative timely delivers a Dispute Notice, then Buyer and the Seller Representative shall seek in good faith to resolve the Disputed Items during the 15-day period beginning on the date Buyer receives the Dispute Notice (the “Resolution Period”). If Buyer and the Seller Representative reach agreement with respect to any Disputed Items, Buyer shall revise the Closing Statement to reflect such agreement.
(e)    Independent Accountant. If Buyer and the Seller Representative are unable to resolve all of the Disputed Items during the Resolution Period, then Buyer and the Seller

Representative shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to the Independent Accountant; provided that if Buyer and the Seller Representative do not appoint an Independent Accountant within ten (10) days after the end of the Resolution Period, they shall request the American Arbitration Association to appoint as the Independent Accountant a nationally recognized independent registered public accounting firm that has not had a material relationship with the Transferred Companies, the Seller Representative, any Seller, Buyer or any Affiliate of any of the foregoing, within the preceding two years, and such appointment shall be final, binding and conclusive on Buyer, Sellers and the Seller Representative. Buyer and the Seller Representative shall use their commercially reasonable efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after the Unresolved Items are submitted for review, and Buyer, Sellers and the Seller Representative shall cooperate with the Independent Accountant during its engagement. Buyer and the Seller Representative shall promptly (and in any event within ten (10) Business Days) after the Independent Accountant’s engagement, each submit to the Independent Accountant their respective computations of the Unresolved Items and information, arguments and support for their respective positions, and shall concurrently deliver a copy of such materials to the other party. Each of Buyer and the Seller Representative shall then be given an opportunity to supplement the information, arguments and support included in its initial submission with one additional submission to respond to any arguments or positions taken by the other party in such other party’s initial submission, which supplemental information shall be submitted to the Independent Accountant (with a copy thereof to the other party) within five (5) Business Days after the first date on which both parties have submitted their respective initial submissions to the Independent Accountant. The Independent Accountant shall thereafter be permitted to request additional or clarifying information from the parties, and each of the parties shall cooperate with such requests of the Independent Accountant; provided that communication with the Independent Accountant by any party hereto or any of their respective representatives with respect to or in any way related to the duties contemplated to be performed by the Independent Accountant hereby may not occur ex parte, and each of the Seller Representative and Buyer or their respective designees must participate in any such communication, including by receiving copies of any materials submitted to the Independent Accountant in connection herewith. The Independent Accountant shall determine, based solely on the materials so presented by the parties and upon information received in response to such requests for additional or clarifying information and not by independent review, only those Unresolved Items still in dispute and shall render a written report to Buyer and the Seller Representative in which the Independent Accountant sets forth its determination regarding what adjustments, if any, should be made to the amounts and computations set forth in the Closing Statement solely as to the Unresolved Items and shall determine, on that basis, the appropriate amount of the 2014 Net Working Capital, 2014 Excess Cash, the Additional Consideration, Excess Indebtedness, the Leakage Amount and the Indebtedness/Leakage True-Up Amount,. In resolving any Unresolved Item, the Independent Accountant (x) shall be bound to the principles of this Section 1.4 and the terms of this Agreement, (y) shall limit its review to matters specifically set forth in the Dispute Notice and (z) shall not assign a value to any item higher than the highest value for such item claimed by either party or less than the lowest value for such item claimed by either party. The report of the Independent Accountant shall be final, binding and conclusive on Buyer, Sellers and the Seller Representative absent manifest error, and Buyer shall revise the Closing Statement to reflect the determination of the Independent Accountant as set forth in such report promptly upon receipt thereof. The fees, expenses and costs of the Independent Accountant shall be borne equally by Buyer and Sellers.
(f)    Adjustment Amounts.
(i)    If a positive Additional Consideration is finally determined to exist pursuant to this Section 1.4, then Buyer shall pay such Additional Consideration to Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller Representative on behalf of all Sellers as follows: (A) one-third (1/3) of such amount shall be so payable on the first anniversary of the Closing Date and (B) two-thirds (2/3) of such amount shall be so payable on the second anniversary of the Closing Date.
(ii)    If a negative Additional Consideration is finally determined to exist pursuant to this Section 1.4, then Sellers shall promptly, and in any event within ten (10) Business Days after such final determination, pay or cause to be paid their respective Allocated Portion of such Additional Consideration by wire transfer of immediately available funds to an account designated within two (2) Business Days following such final determination to the Seller Representative in writing by Buyer.
(iii)    If a positive Indebtedness/Leakage True-Up Amount (which, for the avoidance of doubt, shall be payable to Buyer) and a positive Additional Consideration (which, for the avoidance of doubt, shall be payable to Sellers) are finally determined to exist pursuant to this Section 1.4, then (x) if the Indebtedness/Leakage True-Up Amount is less than or equal to the Additional Consideration, the Indebtedness/Leakage True-Up Amount shall reduce the aggregate amount of Additional Consideration to be paid to Sellers under Section 1.4(f)(i), and (y) if the Indebtedness/Leakage True-Up Amount is greater than the Additional Consideration, Sellers shall promptly, and in any event within ten (10) Business Days after such final determination, pay or cause to be paid their respective Allocated Portion of the difference between the Indebtedness/Leakage True-Up Amount and the Additional Consideration by wire transfer of immediately available funds to an account designated within two (2) Business Days following such final determination to the Seller Representative in writing by Buyer and the Additional Consideration shall be reduced to zero.
(iv)    If both a positive Indebtedness/Leakage True-Up Amount and a negative Additional Consideration are finally determined to exist pursuant to this Section 1.4, then Sellers shall promptly, and in any event within ten (10) Business Days after such final determination, pay or cause to be paid their respective Allocated Portion of such Indebtedness/Leakage True-Up Amount by wire transfer of immediately available funds to an account designated within two (2) Business Days following such final determination to the Seller Representative in writing by Buyer.
(v)    If a negative Indebtedness/Leakage True-Up Amount is finally determined to exist pursuant to this Section 1.4, then Buyer shall promptly, and in any event within ten (10) Business Days after such final determination, pay such Indebtedness/Leakage

True-Up Amount by wire transfer of immediately available funds to an account designated within two (2) Business Days following such final determination to Buyer in writing by the Seller Representative.
(g)    Indemnification Not Affected. No Person’s rights to indemnification under this Agreement shall be deemed to limit, supersede or otherwise affect, or be limited, superseded or otherwise affected by, the terms of this Section 1.4.
Section 1.5    Withholding. Each party shall be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement such amounts as such party reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Code or Treasury Regulations. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Buyer and Sellers shall cooperate in the preparation and filing of any forms or other documentation claiming exemption or relief from any requirement to withhold.
Section 1.6    Seller Representative. (a) Each Seller hereby constitutes and appoints Tiptree, in its capacity as the Seller Representative, to act as its representative for all purposes under the Transaction Agreements, and the Seller Representative hereby accepts such appointment. Each Seller hereby irrevocably constitutes and appoints, with full power of substitution, the Seller Representative as its true and lawful attorney‑in‑fact, with full power and authority in such Seller’s name, to take all actions required or permitted to be taken hereunder, and otherwise to act on behalf of, and to bind, each Seller for all purposes under the Transaction Agreements, including (i) approving or contesting any amounts in the Closing Statement and entering into any settlement or agreement to resolve any Disputed Item, (ii) administering any indemnification matter on behalf of Sellers, including agreeing to the settlement of any indemnification matter and otherwise handling and negotiating indemnification matters, (iii) executing and delivering such waivers and consents in connection with this Agreement and each other Transaction Agreement and the consummation of the transactions contemplated hereby and thereby as the Seller Representative, in its sole discretion, may deem necessary or desirable, (iv) refraining from enforcing any right of any Seller and/or the Seller Representative arising out of or under or in any manner relating to this Agreement or any other Transaction Agreement; provided that no such failure to act on the part of the Seller Representative, except as otherwise expressly provided in the applicable Transaction Agreement, shall be deemed a waiver of any such right or interest by the Seller Representative or by such Seller unless such waiver is in writing signed by the waiving party or by the Seller Representative and (v) making, executing, acknowledging and delivering all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this

Agreement, the Transaction Agreements and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith. Without limiting the foregoing, (i) each Seller hereby expressly consents to the amendment of the Shareholders Agreement by and among PFG and its shareholders party thereto, dated as of December 16, 2010 (the “Shareholders Agreement”), to the extent reasonably required to facilitate the transactions contemplated hereby (provided that the foregoing consent to amend such Shareholders Agreement shall not apply to any amendment that would have a disproportionate material adverse effect upon any individual Seller as compared to the effect thereof on the other Sellers hereunder), and (ii) each Seller hereby agrees to cause the Articles of Incorporation of the Company, dated August 5, 1999 and as amended on July 12, 2012, to be amended prior to the Closing to delete the last sentence of the definition of “Sale Transaction” provided for in Article VI, Section F therein. Each Seller agrees to deliver, as and when requested by the Seller Representative, certificates evidencing such Seller’s Purchased Shares duly endorsed or accompanied by written instruments of transfer in form satisfactory to the Seller Representative, duly executed by such Seller, free and clear of any liens or other adverse claims or restrictions (other than the RGA Liens), and to appoint the Seller Representative as the custodian of such Purchased Shares for purposes of the Closing, with full power to deliver such Purchased Shares to the Buyer at Closing, whether or not such Purchased Shares are certificated or held of record in book entry form. Each Seller agrees to cooperate fully in, take all necessary and desirable actions approved by the Seller Representative in connection with, and not to take any action prejudicial or inconsistent with, the transactions contemplated hereby.
(b)    In furtherance of this Section 1.6, each of the Sellers (i) hereby irrevocably grants to, and appoints the Seller Representative and its designees as its irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares, provide written consents, express consent or dissent or otherwise utilize voting power in accordance with the Seller Representative’s rights and obligations under this Section 1.6 during the term hereof, (ii) hereby affirms that the irrevocable proxy set forth in this Section 1.6(b) is given in connection with the execution of this Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Seller under this Agreement and (iii) hereby (A) affirms that such irrevocable proxy is coupled with an interest and (B) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 1759 of the General Association Act of the Commonwealth of Pennsylvania. Each Seller hereby represents that all proxies, powers of attorney, instructions or other requests given by such Seller prior to the execution of this Agreement in respect of the voting of the Shares held by such Seller, if any, are not irrevocable and each Seller hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Shares. The vote, if any, of the proxy holder pursuant to the proxy set forth in this Section 1.6 shall control the outcome, and be determinative, of any conflict between the vote by the proxy holder of any Seller’s Shares and a vote by such Seller. Each Seller shall provide evidence to the Seller Representative in connection with the actions of such Seller under or relating to this Section 1.6(b) as the Seller Representative shall reasonably request.
(c)    Each Seller acknowledges that this Section 1.6 is intended to promote the efficient negotiation and handling of matters arising under or in connection with the Transaction Agreements. Buyer shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Seller Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Seller Representative. Without limiting the generality of the foregoing, each Seller hereby irrevocably constitutes and appoints, with full power of substitution, the Seller Representative as its true and lawful attorney-in-fact, with full power and authority in such Seller’s name, place and stead, to execute, certify, acknowledge, deliver, file and record all agreements, certificates, instruments and other documents and any amendment thereto, and to take any other action that the Seller Representative deems necessary or appropriate in connection with Sellers’ or the Seller Representative’s obligations under the Transaction Agreements and, at the Seller Representative’s request, each Seller shall evidence such power by execution of a separate certificate, affidavit, power of attorney or other instrument in such form and substance as may be reasonably requested by the Seller Representative. Each Seller’s appointment of the Seller Representative as its attorney-in-fact shall be deemed to be a power coupled with an interest and shall survive the incompetency, bankruptcy or dissolution of Sellers giving such power. In the event of any conflict between this Section 1.6 and the Shareholders Agreement, the provisions of this Section 1.6 shall prevail. The following arrangements between Sellers and the Seller Representative are made in consideration of the Seller Representative’s acceptance of its appointment as the Seller Representative.
(d)    In the event that the Seller Representative becomes unable to perform its responsibilities hereunder or resigns from such position, Sellers holding a majority of the Preferred Stock immediately prior to the Closing shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Seller Representative for all purposes under the Transaction Agreements.
(e)    All actions, decisions and instructions of the Seller Representative in accordance with the power and authority granted to it under the terms of this Agreement shall be conclusive and binding upon all Sellers and shall be deemed authorized, approved, ratified and confirmed by Sellers, having the same force and effect as if performed pursuant to the direct authorization of such Sellers, and no Seller shall have any cause of action against the Seller Representative for any action taken, decision made or instruction given by the Seller Representative. The Seller Representative hereby agrees that any exercise of the powers, authorities or rights granted to it by Sellers under the terms of this Agreement shall be consistent with and in furtherance of the agreements contained in this Agreement, including the agreements of the Company Sellers set forth in Section 1.10.
(f)    Sellers agree, severally and not jointly, in accordance with their respective Allocated Portion of the Purchase Price, to indemnify the Seller Representative for, and to hold the Seller Representative harmless against, any Losses incurred, arising out of or in connection with the Seller Representative’s carrying out its duties hereunder or under any other Transaction Agreement, including costs and expenses of successfully defending the Seller Representative against any claim of liability with respect thereto; provided that Seller Representative shall not be entitled to indemnification hereunder from any Seller to the extent such Losses are the result of the Seller Representative’s willful breach (as defined in Section 8.2), fraudulent acts or omissions. The Seller Representative may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken and suffered by it in good faith and in accordance with the opinion of such counsel. The Seller Representative may deliver to the Sellers from time to time a statement of costs, expenses and other Losses of the Seller Representative subject to indemnification by the Sellers hereunder, divided among the Sellers in accordance with their Allocated Portions and, upon receipt thereof, each Seller shall promptly (and in any event within five (5) Business Days of receipt thereof) remit its allocated amount to the Seller Representative in the manner indicated in such statement; provided that in no event shall any Seller’s aggregate indemnification obligation under this Section 1.6(f) exceed the aggregate proceeds that such Seller would have received had the transactions contemplated hereby been consummated on the terms and conditions set forth herein. In addition, the Seller Representative may, at its sole election, offset from any amounts received hereunder for distribution to the Sellers the amount of any Losses for which the Seller Representative is entitled to indemnification pursuant to this Section 1.6(f) and use such amounts to satisfy all or any portion of such indemnification obligations of the Sellers. The indemnity obligations of this Section 1.6(f) shall survive the resignation, replacement or removal of the Seller Representative or the termination of this Agreement.
(g)    The provisions of this Section 1.6 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(h)    The Seller Representative, in its capacity as such, hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
(i)    Organizational Status. The Seller Representative is a limited liability company duly organized, validly existing and in good standing under the

Laws of its jurisdiction of incorporation or organization that has all requisite limited liability company power and authority to carry on its business as now conducted.
(ii)    Authority. The Seller Representative has all requisite limited liability company power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Seller Representative of each of the Transaction Agreements to which it is or will be a party and the consummation by the Seller Representative of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite limited liability company action on the part of the Seller Representative. Each of the Transaction Agreements to which the Seller Representative is or will be a party has been, or upon execution and delivery thereof will be, duly executed and delivered by the Seller Representative. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which each the Seller Representative is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each the Seller Representative, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(iii)    Non-Contravention; Other Third Party Consents. The execution, delivery and performance of the Transaction Agreements by the Seller Representative and the consummation of the transactions contemplated thereby by such Person do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of the Seller Representative or (b) conflict with or result in a violation or breach of any provision of any applicable Law.

Section 1.7    Payments to Sellers. After its receipt of any amounts from Buyer pursuant to the terms of this Agreement and subject to (i) the right of set off of the Seller Representative set forth in Section 1.6(f) and (ii) the payment, or reservation of funds in an amount sufficient to pay, out-of-pocket fees and expenses incurred on behalf of the Sellers in connection with the transactions contemplated hereby as determined by the Seller Representative in good faith, the Seller Representative shall promptly pay to Tiptree, each Company Seller and each IRA, by wire transfer of immediately available funds to an account specified by Tiptree, such Company Seller or such IRA, the portion of such amount allocated to Tiptree, such Company Seller or such IRA, as applicable, as determined in accordance with Annex B (with respect to any amount payable to Tiptree, any Company Seller or an IRA, the “Allocated Portion” of Tiptree, such Company Seller or such IRA, as the case may be). For the avoidance of doubt, any reference in this Agreement to any Company Seller’s Allocated Portion shall include the Allocated Portion of such Company Seller’s related IRA, as well as such Company Seller’s direct Allocated Portion.
Section 1.8    Allocation of Purchase Price. The Purchase Price (as adjusted as set forth in this Agreement) shall be solely allocated for all Tax purposes to the Purchased Shares in accordance with Annex B. The parties shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with such allocation.
Section 1.9    Post-Closing Restructuring. Following the Closing, PFLAC will sell all of its equity interests in PFASC to an Affiliate of Buyer pursuant to a purchase agreement substantially in the form of Exhibit C hereto.  Thereafter, the Company will sell all of its equity interests in the Transferred Subsidiaries other than PFASC Holdings and the PFASC equity interests held by PFASC Holdings to an Affiliate of Buyer pursuant to a purchase agreement substantially in the form of Exhibit D hereto. Notwithstanding the foregoing, Buyer, in its sole discretion, may make such changes to Exhibit C and Exhibit D as it desires after the date hereof so long as such changes do not, individually or in the aggregate, (i) violate the other obligations of Buyer hereunder (including, without limitation, those set forth in Sections 5.7 and 5.9), (ii) adversely affect the rights or liabilities of Sellers hereunder or (iii) adversely affect the ability of the parties hereto to satisfy the conditions to Closing set forth in Article VII or otherwise to consummate the transactions contemplated hereby.
Section 1.10    Efforts of the IRA Sellers. Each IRA Seller shall cause its related IRA to take all steps necessary, desirable or appropriate in order to sell and transfer the Purchased Shares owned by such IRA to Buyer and effect the Closing in accordance with the terms of this Agreement. Without limiting the foregoing, each IRA Seller agrees that, except to deliver the IRA Instruction Letter Correction Notice as expressly contemplated hereby, (i) it shall not, and shall not attempt to, revoke, rescind, cancel, amend or modify its IRA Instruction Letter, (ii) it shall not deliver any instruction or notice to its related IRA to transfer Purchased Shares to any Person other than to Buyer at the Closing or any other instruction or notice that conflicts with or is contrary to the instructions contained in the IRA Instruction Letter, (iii) it shall cause its related IRA to exercise all Warrants held in the relevant IRA at least ten (10) Business Days prior to the Closing and (iv) each IRA Seller identified with an asterisk on Annex B has, as of the date hereof, completed and duly executed the “Letter of Instruction” contemplated by its IRA Instruction Letter, has provided the original of such executed “Letter of Instruction” to the Seller Representative to be held in escrow and has made available a true, complete and correct copy of such executed “Letter of Instruction” to Buyer, and each such IRA Seller hereby irrevocably authorizes and directs the Seller Representative to release and deliver such “Letter of Instruction” on such IRA Seller’s behalf to its related IRA prior to or at the Closing for the purpose of effecting the transactions contemplated hereby, and (v) each IRA Seller other than those identified with an asterisk on Annex B shall deliver to its related IRA the “Closing Notice” contemplated by its IRA Instruction Letter at least ten (10) Business Days prior to the Closing and shall not, and shall not attempt to, revoke, rescind, cancel, amend or modify such “Closing Notice”.

Notwithstanding anything to the contrary herein, on or prior to November 3, 2014, each IRA Seller and Buyer will execute and deliver to such IRA Seller's IRA a joint notice of correction to each such IRA Seller's IRA Instruction Letter in form and substance reasonably acceptable to the Buyer and the Seller Representative, notifying the applicable IRA custodian of the date of this agreement and otherwise affirming the substance of the IRA Instruction Letter (each, an "IRA Instruction Letter Correction Notice"). IRA Seller acknowledges and agrees that it has executed this Agreement in its individual capacity and as beneficial owner of such IRA Seller's related IRA.
ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Each Seller hereby represents and warrants (solely as to itself and not with respect to any other Seller and, with respect to any Shares, solely with respect to the Shares to be sold directly or indirectly by such Seller (including by such Seller’s related IRA) to Buyer hereunder) to Buyer, as of the date hereof and as of the Closing Date, as follows with respect to such Seller:
Section 2.1    Authority. Such Seller Party has, as applicable, all requisite corporate, limited liability, organizational or individual power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by such Seller Party of each of the Transaction Agreements to which it is or will be a party and the consummation by any such Seller Party of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite corporate, limited liability, organizational or individual action on the part of each such Seller Party or any owner of the equity securities of such Seller Party. Each of the Transaction Agreements to which such Seller Party is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Seller Party. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which each such Seller Party is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each such Seller Party, enforceable against it in accordance with its terms, except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and (ii) that the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereafter may be brought (the exceptions in (i) and (ii), collectively, the “Enforceability Exceptions”).
Section 2.2    Ownership of Securities. Except as set forth in Section 2.2 of the Seller Disclosure Letter, such Seller (or in the case of an IRA Seller, its related IRA)

has valid title to and ownership of the number of shares of PHAC Common Stock, Preferred Stock and Common Stock and Warrants held by such Seller (or in the case of an IRA Seller, its related IRA) as of the date hereof as set forth opposite such Seller’s name on Section 2.2 of the Seller Disclosure Letter, and all of such shares have been (and, in the case of shares of Common Stock to be issued to such Seller (or in the case of an IRA Seller, its related IRA) following the date hereof upon the exercise of any Warrants or pursuant to the other rights set forth on Section 2.2 of the Seller Disclosure Letter, when so issued will be) validly issued and are fully paid and nonassessable and free and clear of all Liens. Other than the Shares, Warrants and other rights to acquire equity securities listed in Section 2.2 of the Seller Disclosure Letter, neither such Seller (or in the case of an IRA Seller, its related IRA) nor any of such Seller’s Affiliates owns any shares of capital stock of PHAC, the Company or any of their respective Subsidiaries, or any other equity security of PHAC, the Company or any of their respective Subsidiaries, or any warrant, purchase right, subscription right, conversion right, exchange right, contingent right to receive, or other right of any kind to have, any such equity security. Upon delivery of and payment for the Purchased Shares held by such Seller (or in the case of an IRA Seller, its related IRA) at the Closing, Buyer will acquire good and valid title to such Purchased Shares, free and clear of any Lien other than the RGA Liens.
Section 2.3    Corporate Status. With respect to each such Seller Party that is not a natural person, such Seller Party is a trust or custodial account established as an individual retirement account for a natural person, or is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization that has all requisite corporate or organizational power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets.
Section 2.4    Governmental Authorization. Except for any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) (i) set forth in Section 2.4 of the Seller Disclosure Letter or (ii) the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business, the execution and delivery by such Seller Party of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each such Seller Party of, and the consummation by each such Seller Party of the transactions contemplated by, such Transaction Agreements will not, require any Governmental Approvals.
Section 2.5    Non-Contravention; Other Third Party Consents. Except as set forth in Section 2.5 of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by each such Seller Party that is or will be a party thereto and the consummation of the transactions contemplated thereby by such Persons do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of such Seller Parties, (b) assuming compliance with the matters referred to in Section 2.4, conflict with or result in a violation or breach of any provision of any applicable Law or (c) assuming compliance with the matters referred to in Section 2.4, require any consent of or other action by any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration, cancellation or material modification of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of any of such Seller Parties pursuant to, any Contract to which any of such Seller Parties is a party or by which any of them or any of their respective properties, assets or rights is bound or subject, except, in the case of clauses (b) and (c), for any such breaches, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business or to the ability of any such Seller Party to consummate the transactions contemplated by the Transaction Agreements.
Section 2.6    Finders’ Fees. Except as set forth on Section 2.6 of the Seller Disclosure Letter, neither any such Seller Party nor any Person acting on behalf of any such Seller Party has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by the Transaction Agreements.
Section 2.7    IRAs. Each Company Seller is the sole owner of the IRA set forth opposite such Company Seller’s name on Annex B. Each Company Seller has all of the requisite authority and power to cause its related IRA to sell and transfer the Shares owned by such IRA to Buyer in accordance with the provisions of this Agreement. Each Company Seller has delivered to Buyer a true, complete and correct copy of the IRA Instruction Letter executed and delivered by such Company Seller and countersigned by its related IRA. Other than the IRA Instruction Letter, no Company Seller has instructed its IRA to sell, transfer or otherwise dispose of any Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED COMPANIES
Sellers hereby represent and warrant, severally in accordance with their respective Allocated Portions and not jointly, to Buyer, as of the date hereof and as of the Closing Date, as follows (provided that each of the representations and warranties in this Article III with respect to PHAC are made solely by Tiptree in its capacity as the sole stockholder of PHAC for all purposes hereunder):
Section 3.1    Corporate Status; Operations of PHAC.
(m)    Each of the Transferred Companies is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has all requisite corporate or organizational power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business, each of the Transferred Companies is duly qualified to do business as a foreign corporation or other organization and is in good standing in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary. Sellers have made available to Buyer, prior to the date of this Agreement, true, complete and correct copies of the Organizational Documents of the Transferred Companies as amended to date, and none of the Transferred Companies is in violation of any provision of such Organizational Documents. The Organizational Documents for each of the Transferred Companies as made available to Buyer are in full force and effect as of the date of this Agreement. Except for the Insurance Subsidiaries, none of the Transferred Companies is a regulated insurance company.
(n)    PHAC was formed solely for the purpose of acquiring and holding its investment in the Company and has no assets, liabilities or obligations of any nature, and has not engaged in any business activities, other than those incident to such purpose.
Section 3.2    Governmental Authorization. Except as set forth in Section 3.2 of the Seller Disclosure Letter and except for any Governmental Approval that may be required as a result of the identity and ownership structure of Buyer, the sale of the Purchased Shares to Buyer and the consummation of the other transactions contemplated by the Transaction Agreements will not require any Governmental Approval.
Section 3.3    Non-Contravention. Except as set forth in Section 3.3 of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by each Seller that is or will be a party thereto and the consummation of the transactions contemplated thereby by such Persons do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of the Transferred Companies, (b) assuming compliance with the matters referred to in Section 3.2, conflict with or result in a violation or breach of any provision of any applicable Law or (c) assuming compliance with the matters referred to in Section 3.2, require any consent of or other action by any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration, cancellation or material modification of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of any of the Transferred Companies pursuant to, any Contract (including, for the avoidance of doubt, any Hartford Transaction Agreement) or Permit to which any of the Transferred Companies is a party or by which any of them or any of their respective properties, assets or rights is bound or subject, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business.
Section 3.4    Capitalization; Title to Shares.
(i)    The authorized capital stock of the Company comprises (i) 6,500,000 shares of Preferred Stock, 6,277,534 of which are issued and outstanding and (ii) 7,083,330 shares of Common Stock, 4,839,732.67 of which are issued and outstanding and which, together with the 6,277,534 shares of Preferred Stock specified in clause (i) above and the shares of Common Stock issuable upon exercise of the Warrants and other rights set forth in Section 2.2 of the Seller Disclosure Letter, constitute the Company Shares. Of the 4,839,732.67 issued and outstanding shares of Common Stock, 562,198.67 are Restricted Shares. The authorized capital stock of PHAC comprises 1,000 shares of PHAC Common Stock, of which 1,000 are issued and outstanding and which constitute the PHAC Shares. The Shares have been (or, in the case of Shares issuable upon exercise of the Warrants or pursuant to the other rights set forth in Section 2.2 of the Seller Disclosure Letter, when so issued will be) duly authorized and validly issued and are fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights.
(j)    Except as set forth in Section 3.4(a) or as set forth in Section 3.4(b) of the Seller Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in PHAC or the Company, (ii) securities of PHAC or the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in PHAC or the Company, (iii) options, warrants, call rights, appreciation rights, restricted stock unit, restricted stock or phantom stock or other rights or Contracts or commitments of any kind to acquire from PHAC or the Company, or other obligation of any Seller Party or PHAC or the Company to issue, transfer or sell, any capital stock of or other voting or equity interests in PHAC or the Company or securities convertible into or exercisable or exchangeable for, or referenced by, capital stock of or other voting or equity interests in PHAC or the Company, (iv) voting trusts, proxies or other Contracts or commitments to which PHAC or the Company is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in PHAC or the Company or the Transferred Subsidiaries or (v) stockholders agreements, registration rights agreements or other contractual obligations or commitments of any character with respect to the transfer of, or the registration for sale of, any shares of capital stock of or other voting or equity interests in PHAC or the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any of the Transferred Companies to repurchase, redeem or otherwise acquire any Company Securities. There are no outstanding bonds, debentures, notes or other Indebtedness of PHAC or the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which PHAC or the Company’s stockholders are entitled to vote.

Section 3.5    Transferred Subsidiaries.
(a)    The authorized, issued and outstanding shares of capital stock of and other voting or equity interests in all of the Transferred Subsidiaries and the Company’s direct or indirect ownership interest in such Transferred Subsidiaries are identified in Section 3.5 of the Seller Disclosure Letter. Except as set forth in Section 3.5 of the Seller Disclosure Letter, all of the outstanding shares of capital stock of and other voting or equity interests in each Transferred Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar rights, and are owned beneficially and of record by the Company or one of its wholly owned Transferred Subsidiaries as set forth in Section 3.5 of the Seller Disclosure Letter, free and clear of any Liens. Except as set forth in Section 3.5 of the Seller Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any Transferred Subsidiary, (ii) securities of PHAC, the Company or any of the Transferred Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Transferred Subsidiary or (iii) options, warrants, call rights, appreciation rights, restricted stock unit, restricted stock or phantom stock or other rights or Contracts, commitments or understandings of any kind to acquire from PHAC, the Company or any of the Transferred Subsidiaries, or other obligation of any of the Seller Parties or the Transferred Companies to issue, transfer or sell, any capital stock of or voting or equity interests in any Transferred Subsidiary or securities convertible into or exercisable or exchangeable for, or referenced by, capital stock of or other voting or equity interests in any Transferred Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Transferred Subsidiary Securities”). There are no outstanding obligations of PHAC, the Company or any of the Transferred Subsidiaries to repurchase, redeem or otherwise acquire any Transferred Subsidiary Securities. No Transferred Company has any Contract to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b)    Except for investment assets held by the Transferred Companies in the ordinary course of business consistent with past practice for their own accounts (rather than for a separate account of any Insurance Subsidiary) in accordance with the investment policies of the Transferred Companies previously disclosed to Buyer (including any amendments not prohibited hereby following the date hereof, the “Investment Policy”) and except for any Transferred Subsidiary Security, none of the Transferred Companies owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person. Except for investments made by the Insurance Subsidiaries and held in their separate accounts for the benefit of life insurance or annuity contracts issued by such Insurance Subsidiaries (“Separate Account Investments”), the Transferred Companies, individually and in the aggregate, do not own 5% or more of the capital stock of, or of the voting or equity interests in, any Person that is not a Transferred Company.
Section 3.6    Financial Statements.
(a)    Sellers have delivered to Buyer true, complete and correct copies of (i) the audited consolidated financial statements of the Company at and for the periods ended December 31, 2013, 2012 and 2011 (the most recent such date, the “Reference Date”), together with the report of the Company’s independent auditor thereon (the “Annual Consolidated Financial Statements”), and (ii) the unaudited interim consolidated financial statements of the Company at and for the six month period ended June 30, 2014 (the “Interim Consolidated Financial Statements” and, together with the Annual Consolidated Financial Statements, the “Consolidated Financial Statements”), including in each of clauses (i) and (ii) a balance sheet and statements of income or operations, cash flows and retained earnings or shareholders’ equity. The Consolidated Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto) and (C) present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the Transferred Subsidiaries on a consolidated basis at and for the respective periods indicated (subject, in the case of the Interim Consolidated Financial Statements, to normal year-end adjustments, which will not be, in the aggregate, material in amount or effect to the Transferred Companies taken as a whole).
(b)    Sellers have delivered to Buyer true, complete and correct copies of (i) the audited financial statements of PFASC at and for the period ended on the Reference Date, together with the report of the Company’s independent auditor thereon (the “PFASC Annual Financial Statements”), and (ii) the unaudited interim financial statements of PFASC at and for the six month period ended June 30, 2014 (the “PFASC Interim Financial Statements” and, together with the PFASC Annual Financial Statements, the “PFASC

Financial Statements”), including in each of clauses (i) and (ii) a balance sheet and statements of income or operations, cash flows and retained earnings or equity owners’ equity. The PFASC Financial Statements (A) were derived from and are consistent with the Books and Records, (B) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (C) present fairly, in all material respects, the financial position, results of operations and cash flows of PFASC at and for the respective periods indicated (subject, in the case of the PFASC Interim Financial Statements, to normal year-end adjustments, which will not be, in the aggregate, material in amount or effect to PFASC).
(c)    Sellers have delivered to Buyer true, complete and correct copies of the following statutory financial statements, in each case together with the exhibits, schedules and notes thereto (the “Statutory Statements”): (i) the annual statement of each of the Insurance Subsidiaries, as filed with the domiciliary Insurance Regulator of such Insurance Subsidiary, in each case, as of and for the years ended December 31, 2013, 2012 and 2011; (ii) the audited statutory financial statements of each of the Insurance Subsidiaries, as filed with the domiciliary Insurance Regulator of such Insurance Subsidiary, in each case, for the year ended December 31, 2013; and (iii) the quarterly financial statements of each of the Insurance Subsidiaries, as filed with the domiciliary Insurance Regulator of such Insurance Subsidiary, in each case, for the six month period ended June 30, 2014. Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, the Statutory Statements (A) were derived from and are consistent with the Books and Records, (B) were prepared in all material respects accordance with SAP applied on a consistent basis during the period presented and (C) present fairly, in all material respects, the respective statutory financial position of the Insurance Subsidiaries at the respective dates thereof, and the statutory results of their operations and cash flows for the periods then ended (subject, in the case of any interim financial statements included in the Statutory Statements, to normal year-end adjustments that will not be, in the aggregate, material in amount or effect, and to the absence of footnotes).
(d)    The Books and Records (which, with respect to PFASC and PFASC Holdings only, shall be limited to Books and Records applicable to all periods beginning on and after July 13, 2012), (i) are true, complete and correct in all material respects, (ii) have been maintained, in all material respects, in accordance with sound business practices and applicable Law, (iii) accurately present and reflect, in all material respects, the Business and all transactions and actions related thereto and, as of the Closing Date, shall accurately reflect, in all material respects, the amounts reported to Seller and its Affiliates by third party recordkeepers, (iv) have been prepared using processes and procedures for which there are no material weaknesses or significant deficiencies in internal controls over financial reporting that could adversely affect the ability of the Transferred Companies, Sellers and their respective Affiliates to accurately present and reflect, in all material respects, the Business and other transactions and actions related thereto, and (v) contain no material Data

Input Inaccuracies. The Books and Records are in material compliance with any and all recordkeeping maintenance requirements in applicable Contracts.
(e)    The Transferred Companies have devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.7    No Undisclosed Liabilities. None of the Transferred Companies has any liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise or whether due or to become due, except (a) as set forth in Section 3.7 of the Seller Disclosure Letter, (b) for liabilities and obligations specifically disclosed or reserved against in the Consolidated Financial Statements as of and for the period ending on the Reference Date or specifically disclosed in the notes thereto, or (c) for liabilities and obligations that were incurred after the Reference Date in the ordinary course of business consistent with past practice, which would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business, or pursuant to the transactions contemplated by this Agreement.
Section 3.8    Absence of Certain Changes. Except as set forth in Section 3.8 of the Seller Disclosure Letter, from the Reference Date to the date of this Agreement, (a) the Business has been conducted in the ordinary course of business consistent with past practice, (b) no occurrence, fact, condition, change, development or effect has come into existence or occurred that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, and (c) none of the Transferred Companies has taken any of the actions listed in clauses (a) through (ff) of Section 5.1.
Section 3.9    Material Contracts.
(a)    Except as set forth in Section 3.9(a) of the Seller Disclosure Letter, as of the date of this Agreement, none of the Transferred Companies is a party to or bound by:

(i)    any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), including the Note Purchase Agreement and any other Contract relating to the RGA Indebtedness, and any Contract pursuant to which any Transferred Company has an obligation to loan or contribute funds or make investments (excluding investment portfolio transactions (such investment portfolio transactions to include Separate Account investment transactions) in the ordinary course of business and loans and advances to employees in the ordinary course of business);
(ii)    any material agency, broker, selling, marketing or similar Contract between any Transferred Company and any Producer;
(iii)    any joint venture, partnership, limited liability company or other similar Contract (including any material Contract providing for joint research, development or marketing) other than a Contract relating to a Separate Account Investment;
(iv)    any Contract that relates to the administration, claims, underwriting, investment management or other material functions of any of the Transferred Companies or the Business (excluding Separate Accounts investment agreements);
(v)    any Contract or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person, any division or line of business or any material property (whether by merger, sale or purchase of stock, sale or purchase of assets or otherwise), in each case, any such acquisition or disposition involving aggregate consideration of $250,000 or more, or any Contract which grants a right of first refusal or offer of the same in respect of any of the foregoing transactions;
(vi)    any Contract that (A) materially limits the freedom of any of the Transferred Companies to compete in any line of business or with any Person or in any area or that would so materially limit the freedom of Buyer or its Affiliates or the any of the Transferred Companies after the Closing, (B) contains material exclusivity obligations or restrictions binding on any of the Transferred Companies that would be binding on Buyer or any of its Affiliates after the Closing or (C) provides for a preferred or “most favored nation” status for any party thereto;
(vii)    any Contract or series of related Contracts providing for aggregate payments by or to any of the Transferred Companies in any twelve month period of $100,000 or more for the provision of services or materials, supplies, goods, equipment or other assets;

(viii)    any Contract relating to any interest rate, derivatives or hedging transaction other than a Contract relating to a Separate Account Investment;
(ix)    any Affiliate Transaction;
(x)    the Hartford Transaction Agreements;
(xi)    any Lease for Leased Real Property;
(xii)    any IP License;
(xiii)    any Reinsurance Agreement;
(xiv)    any Contract that was entered into with a Governmental Authority to the extent relating to the Transferred Companies or the Business; or
(xv)    any other Contract that is material to the Business and is not terminable upon ninety (90) calendar days’ written notice without material penalty or premium.
(b)    (i) Each of the Hartford Transaction Agreements and each Contract disclosed in the Seller Disclosure Letter or required to be disclosed therein pursuant to this Section 3.9 (each, a “Material Contract”) is a legal, valid and binding agreement of the Transferred Company that is a party thereto enforceable against such Transferred Company and, to the Knowledge of Sellers, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect (except for those Material Contracts that expire in accordance with their respective terms following the date of this Agreement and not in violation thereof); (ii) none of the Transferred Companies has received written notice of its default or breach in any material respect the terms of, or has provided or received any written notice of termination with respect to, any such Material Contract; and (iii) to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, (A) would constitute a material default or an event of default thereunder, (B) would give rise to any right to terminate or cancel such Material Contract, or accelerate or materially modify the terms thereof, or (C) would create any Lien (other than Permitted Liens) on any material assets, properties or rights of any Transferred Company. True, complete and correct copies of each such Material Contract (including all material modifications and amendments thereto and waivers thereunder) have been made available to Buyer prior to the date of this Agreement.
(c)    Except as set forth in Section 3.9(c) of the Seller Disclosure Letter: (i) no Transferred Company that is a party to any Hartford Transaction Agreement has provided or received notice of termination (provisional or otherwise) in respect of such Hartford Transaction Agreement, and, to the Knowledge of Sellers, no event or circumstance has occurred that would, with notice or lapse of time or both, reasonably be expected to give rise to the delivery by any party to any Hartford Transaction Agreement of any such notice, (ii) none of the Transferred Companies or Sellers or their respective Affiliates has received written notification of any dispute with respect to any material amounts recoverable by any Transferred Company pursuant to any Hartford Transaction Agreement, (iii) as of the date hereof, all payments due and payable to any Transferred Company under all of the Hartford Transaction Agreements have been paid in full, and (iv) no Transferred Company that is a party to any Hartford Transaction Agreement has provided or received written notice of a claim for indemnification under such Hartford Transaction Agreement.
(d)    Section 3.9(d) of the Seller Disclosure Letter sets forth a true and correct list of all Intracompany Agreements in effect as of the date hereof.

Section 3.10    Properties.
(a)    Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business, the Transferred Companies have good and valid title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the material assets (real and personal, tangible and intangible, including all Intellectual Property) used or held for use in the Business, including assets that are reflected on the balance sheet included in the Consolidated Financial Statements as of the Reference Date as being owned by the Transferred Companies or were acquired after the Reference Date (except for assets that have been disposed of since the date thereof), in each case free and clear of any Lien other than Permitted Liens. This Section 3.10(a) does not apply to investment assets acquired or sold in the ordinary course of business in accordance with the Investment Policy.
(b)    Owned Real Property. No Transferred Company currently owns any real property interests in fee except for Separate Account Investments.
(c)    Leased Real Property. Section 3.10(c) of the Seller Disclosure Letter lists as of the date of this Agreement all of the real property leased by any of the Transferred Companies (the “Leased Real Property”). Sellers have made available to Buyer, prior to the date of this Agreement, true, complete and correct copies of each of the leases pursuant to which such Leased Real Property is leased, together with all material amendments and modifications thereto and all guarantees thereof (collectively, the “Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Transferred Companies hold good and valid leasehold title to the Leased Real Properties, (ii) all of such Leases are valid and in full force and effect and all rents and additional rents due to date on each such Lease have been paid, and (iii) the Transferred Companies enjoy peaceful and undisturbed possession in all material respects under all Leases.
Section 3.11    Intellectual Property; Information Technology.
(a)    Owned Intellectual Property. Section 3.11(a) of the Seller Disclosure Letter lists all Intellectual Property that the Transferred Companies purport to own (the “Owned Intellectual Property”) that is registered or subject to a pending application for registration with a Governmental Authority (or, in the case of domain names, a domain name registrar) (including, in each case, the record owner, the jurisdiction in which such Intellectual Property has been registered or an application for registration is pending, the registration number and/or application number and the registration and/or application date). All such registrations and applications are subsisting and are, to the Knowledge of the Sellers, valid and enforceable. All application, maintenance and renewal fees due and owing in relation to such registrations and applications have been paid in full. To the Knowledge of Sellers, none of the Transferred Companies is using any such Owned Intellectual Property that is the subject of a registration or application in a manner that would reasonably be expected to result in the cancellation or unenforceability of any registration or application of such Owned Intellectual Property.
(b)    Material Licenses and Other Agreements. Section 3.11(b) of the Seller Disclosure Letter lists each Contract to which any of the Transferred Companies is a party or by which any of them is otherwise bound that relates explicitly to Intellectual Property and that is material to any of the Transferred Companies, including (i) licenses, assignments or transfers of Intellectual Property to any of the Transferred Companies by any other Person, (ii) licenses, assignments or transfers of Intellectual Property to any other Person by any of the Transferred Companies, (iii) Contracts otherwise granting or restricting the right to use Intellectual Property and (iv) Contracts transferring, assigning, indemnifying with respect to or otherwise relating to Intellectual Property used or held for use in the Business, in each case other than licenses for commercially available “off-the-shelf” software involving license fees of less than $100,000 per annum (collectively, the “IP Licenses”).
(c)    No Infringement. Within the last three years, the conduct of the Business has not been and as currently conducted is not infringing, diluting, misappropriating or otherwise conflicting in any material respect with the rights of any Person in respect of any Intellectual Property. Except as set forth in Section 3.11(c) of the Seller Disclosure Letter, (i) to the Knowledge of Sellers, no Person has been within the last three years or is currently materially infringing upon, diluting, misappropriating or otherwise in conflict with any of the material Owned Intellectual Property; (ii) none of the Transferred Companies have within the last three years brought or threatened a claim in writing against any Person asserting that such Person is infringing, diluting, misappropriating or otherwise in conflict with the Owned Intellectual Property; and (iii) no claim or demand has been asserted or threatened against any of the Transferred Companies in writing within the last three years challenging the validity of any Intellectual Property owned by or licensed to the Transferred

Companies or any of the Transferred Companies’ title or rights thereto, or alleging that any of the Transferred Companies or the conduct of the Business is infringing, diluting, misappropriating or otherwise in conflict with any Intellectual Property rights of any other Person.
(d)    Privacy, Data and Computer Systems. The Transferred Companies have established and are in compliance in all material respects with commercially reasonable security programs, contractual requirements and privacy policies that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their information technology systems, including encryption or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all Personal Data and other confidential or proprietary data or information. To the Knowledge of the Sellers, within the last three years, none of the Transferred Companies has suffered and no service provider to the Transferred Companies has suffered any material security breach with respect to any Personal Data, data or information of the Transferred Companies or systems used in the Business, nor has any of the Transferred Companies been notified or been required by Law to notify any customers, consumers, employees or Governmental Authority of any information security breach involving Personal Data or other personal or confidential information of such customers, consumers or employees. The Transferred Companies are in compliance in all material respects with applicable privacy Laws and regulations regarding the collection, retention, use and disclosure of Personal Data. The Transferred Companies have implemented business continuity and disaster recovery technology and procedures that are commercially reasonable for the Business. To the Knowledge of the Sellers, the information technology systems of the Transferred Companies do not contain any Malware that would reasonably be expected to interfere with the conduct of the Business in any material respect.
(e)    Open Source Code. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business, no Software marketed, distributed, licensed, or sold by any Transferred Company is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) (collectively, “Public Software”) that (i) requires the disclosure, licensing, or distribution of any source code for any portion of such Software, or (ii) requires that such Software be redistributable at no charge, in each case, as a result of any Transferred Company’s use, modification or distribution of Public Software.
Section 3.12    Litigation. Except as set forth in Section 3.12 of the Seller Disclosure Letter, (i) there is no Litigation pending or, to the Knowledge of Sellers, threatened against or affecting the Business or any of the Transferred Companies (other than claims under the terms of the Insurance Contracts that are within applicable policy limits and were incurred in the ordinary course of business consistent with past practice that do not allege bad faith) and (ii) there are no outstanding settlement agreements or similar written agreements with any Governmental Authority and no material outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Authority against or affecting the Business or any of the Transferred Companies.
Section 3.13    Compliance with Laws. Except as set forth in Section 3.13 of the Seller Disclosure Letter, none of the Transferred Companies (i) are, or at any time since January 1, 2011 have been, in material violation of any orders, laws, statutes, regulations, rules, ordinances, writs, injunctions, directives, judgments, decrees, principles of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority (“Laws”), (ii) have received written notice alleging any material violation of any applicable Law.
Section 3.14    Permits and Licenses. Except as set forth in Section 3.14 of the Seller Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to be material to the Transferred Companies or the Business, in each case taken as a whole, the Transferred Companies own, hold or possess, and have, at all times since January 1, 2011, owned, held or possessed, all licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals, registrations and other authorizations from a Governmental Authority that are necessary to entitle them to own or lease, operate and use their properties, assets or rights and to carry on and conduct their business as conducted immediately prior to the date of this Agreement and PFASC owns, holds and possesses all licenses that are necessary to perform their obligations under the Hartford Transaction Agreements (collectively, the “Permits”), and all such Permits are valid and in full force and effect. Section 3.14 of the Seller Disclosure Letter lists all jurisdictions in which the Insurance Subsidiaries are domiciled, licensed or authorized to write insurance business. Except as set forth in Section 3.14 of the Seller Disclosure Letter, (i) since January 1, 2011, none of the Transferred Companies has received any written notice or claim of any material violation of any Permit nor, to the Knowledge of Sellers, has any such notice or claim been threatened, (ii) no material Litigation in respect of the suspension, cancellation, adverse modification, revocation or non-renewal of any Permit is pending or, to the Knowledge of Sellers, threatened and (iii) the Transferred Companies are, and at all times since January 1, 2011, have been, in material compliance with all terms and conditions of the Permits. No Transferred Company is required to be registered, licensed or qualified as a bank, trust company, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, investment adviser, commodity trading advisor, or commodity pool operator. No Transferred Company has received written notice of any pending judicial, arbitral or administrative action, suit, proceeding or investigation concerning any failure to obtain any bank, trust company, commodity broker-dealer, futures commission merchant, transfer agent, real estate broker, introducing broker, municipal advisor, investment adviser, commodity trading advisor or commodity pool operator registration, license or qualification. No Transferred Company engages in any activity that would cause such Transferred Company to be a municipal advisor, as defined in Rule 15Ba1-1 under the Exchange Act.

Section 3.15    Employees, Labor Matters, Etc.
(a)    Employee Information. Sellers have made the following information available to Buyer with respect to each current Employee as of the date of this Agreement containing: (i) his or her employment status, including classification as a consultant or employee, full-time or part-time, (ii) dates of service; (iii) job title; (iv) rate of pay or annual salary or commission rate; (v) compensation payable pursuant to a guaranteed bonus; (vi) visa status; and (vii) work location.
(b)    Leave of Absence. There is no current Employee who is not fully available to perform work because of disability or other long-term leave.
(c)    At Will Status. Except as set forth in Section 3.15(c) of the Seller Disclosure Letter, the service of each of the current Employees is terminable at will. Sellers have delivered to Buyer true, complete and correct copies of all material employee manuals and handbooks, disclosure materials, policies or policy statements.
(d)    Collective Bargaining Agreements; Labor Union Activity. Except as set forth in Section 3.15(d) of the Seller Disclosure Letter, none of the Transferred Companies is a party to, or is otherwise bound by, any collective bargaining agreement or other Contract with a labor organization, and, to the Knowledge of the Sellers, there are no labor unions or other organizations or groups representing, purporting to represent or attempting to represent any current Employees.
(e)    Compliance. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to any of the Transferred Companies, each of the Transferred Companies: (i) is in compliance with all applicable requirements of Law, Contracts and orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any arbitrator or any court or other Governmental Authority with respect to employment, wages, hours or other labor-related matters; (ii) has withheld and reported all amounts required by any applicable requirements of Law or Contract to be withheld and reported with respect to wages, salaries and other payments to any Employee; (iii) has no liability for any arrears of wages; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Employee (other than routine payments to be made in the normal course of business and consistent with past practice).
(f)    No Misclassified Employees. Each Person who renders services to the Transferred Companies who, during the past three years, has been or was classified by the Transferred Companies as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Company Benefit Plans) is properly so characterized.
(g)    Labor-Related Claims. Except as set forth in Section 3.15(g) of the Seller Disclosure Letter, there is no material Litigation, claim, labor dispute, audit, proceeding or grievance pending or, to the Knowledge of Sellers, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-

term disability policy, safety, retaliation, immigration or discrimination matter involving any Employee, including charges of unfair labor practices or harassment complaints.
Section 3.16    Employee Benefit Plans and Related Matters; ERISA.
(a)    Disclosure. Section 3.16(a) of the Seller Disclosure Letter contains a true, complete and correct list of each material Company Benefit Plan (including a description of any material oral Company Benefit Plans), indicating whether any such plan is or was exclusively for the benefit of Employees. With respect to each material Company Benefit Plan, Sellers have provided or made available to Buyer, prior to the date of this Agreement, to the extent applicable, (i) true, complete and correct copies of all plan documents, trust agreements, insurance Contracts or other funding arrangements, (ii) the two most recent actuarial and trust reports, (iii) the two most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor, and all schedules thereto, (iv) the most recent IRS determination letter, (v) all current summary plan descriptions, (vi) all material communications received during the twelve month period prior to the date of this Agreement from or sent to the IRS, the PBGC, the Department of Labor or any other Governmental Authority (including a written description of any oral communication), (vii) all current employee handbooks and manuals, and (viii) all amendments and modifications to any such Company Benefit Plan or related document.
(b)    Qualification. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no facts exist that could reasonably be expected to adversely affect such qualification.
(c)    Liability; Compliance.
(i)    Each Company Benefit Plan has been operated in all material respects in accordance with its terms and all applicable Law. All material contributions and premiums required to have been paid by the Transferred Companies or any of their ERISA Affiliates to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) have been paid within the time prescribed by any such plan, agreement or applicable Law.
(ii)    (A) No Company Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (B) none of the Transferred Companies nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (C) none of PHAC, the Company and its subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. Neither the Transferred Companies nor any of their ERISA Affiliates maintains or has ever maintained a plan subject to Title IV of ERISA. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Transferred Companies following the Closing. Without limiting the generality of the foregoing, none of the Transferred Companies has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.
(iii)    There are no material pending or, to the Knowledge of the Sellers, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan. To the Knowledge of the Sellers, the Company Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign, and no matters are pending with respect to a Company Benefit Plan under the IRS’s Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.
(iv)    Except as set forth in Section 3.16(c)(iv) of the Seller Disclosure Letter, none of the Transferred Companies has any liability (contingent or otherwise) in respect of, or obligation to provide, post-retirement health, medical, life insurance or other benefits for any Employee except as required to avoid excise tax under Section 4980B of the Code.
(v)    (A) Except as set forth on Section 3.16(c)(v) of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Agreements by the Seller Parties and the Transferred Companies and the consummation of the transactions contemplated thereby will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Employee or any increased or accelerated funding obligation with respect to any Company Benefit Plan. (B) No payment or deemed payment by any of the Transferred Companies will arise or be made as a result (alone or in combination with any other event) of the execution, delivery and performance of the Transaction Agreements by the Seller Parties or the Transferred Companies or the consummation of the transactions contemplated thereby, that could not be deductible pursuant to Section 280G of the Code. (C) No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Transferred Companies as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.
(vi)    Except as set forth in Section 3.26(c)(vi) of the Seller Disclosure Letter, none of the Transferred Companies has, during the 90-day period preceding the date hereof, effectuated (i) a “plant closing” or a “mass lay-off” (as such terms are defined in the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”)) or (ii) a “plant closing”, “termination of operations” or “transfer of operations” as such terms are defined in the Millville Dallas Airmotive Plant Job Loss Notification Act (the “NJ WARN Act”) in the case of the items in clauses (i) and (ii) affecting any site of employment or facility of Sellers or any of their Subsidiaries relating to the Business, except in accordance with the WARN Act and the NJ WARN ACT.

(d)    No Foreign Plans. None of the Transferred Companies maintains, or has any liability with respect to: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Authority other than the United States; or (ii) any Company Benefit Plan that covers or has covered Employees whose services are or have been performed primarily outside of the United States.
(e)    No Covered Health Insurance Provider. No Transferred Company or any Affiliate is or has ever been a “covered health insurance provider” within the meaning of Section 162(m)(6)(c) of the Code.
(f)    Compliance with ERISA. The Transferred Companies have conducted the Business with respect to employee benefit plans subject to ERISA, Section 4975 of the Code and Similar Law in all material respects in accordance with such laws, rules and regulations. Without limiting the generality of the immediately preceding sentence, none of the Transferred Companies, to Seller’s Knowledge, has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA, Section 4975(c) of the Code or similar provision of any Similar Law.
Section 3.17    Tax Matters.
(a)    (i) All material Tax Returns required to have been filed by or with respect to any of the Transferred Companies have been duly and timely filed (taking into account any extensions) in accordance with applicable Law. All such Tax Returns were when filed and continue to be true, correct and complete in all material respects.
(ii)    All material Taxes required to be paid by or with respect to any of the Transferred Companies, whether or not shown on such Tax Returns, have been timely paid.
(b)    The Transferred Companies have complied in all material respects with all applicable Law relating to the collection and withholding of Taxes respectively applicable to such Transferred Companies (including all information reporting and record keeping requirements) and all such Taxes have been, to the extent required, paid in the manner prescribed by applicable Law by or on behalf of the Transferred Companies.
(c)    No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes with respect to any Transferred Company, and no written power of attorney with respect to any such Taxes that is still effective has been filed or entered into with any Governmental Authority. There are no current federal, state, local, or foreign reassessments, assessments, audits, inquiries, claims, suits, proceedings (each, an “Audit”) with respect to material Taxes or material Tax Returns of any of the Transferred Companies. No Audit with respect to Taxes, or Tax Returns, or any other material deficiency or claim with respect to Taxes, of or with respect to the Transferred Companies is, to the Knowledge of Sellers, pending, proposed or threatened. No jurisdiction in which any Transferred Company has not filed a Tax Return has asserted that such Transferred Company is required to file such Tax Return in such jurisdiction.

(d)    Except as set forth in Section 3.17(d) of the Seller Disclosure Letter, none of the Transferred Companies has any liability for Taxes of any other Person (other than another Transferred Company) (i) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of applicable Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
(e)    PFASC is treated as a partnership for U.S. federal income tax purposes, and PFASC Holdings is treated as an entity disregarded from its owner for U.S. federal income tax purposes. Except as set forth in Section 3.17(e) of the Seller Disclosure Letter, no Transferred Company has made an entity classification election for U.S. federal, state or local Tax purposes.
(f)    No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by any of the Transferred Company and that would be binding upon such Transferred Company after the Closing Date.
(g)    None of the Transferred Companies will be required to include any item of income or gain in, or exclude any item of loss or deduction from, the determination of taxable income for any Taxable Period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting under Section 481 of the Code or change in the basis for determining any item under section 807(f) of the Code (or any corresponding provision of state, local or foreign Law) for a Taxable Period that includes the period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made prior to the Closing; or (iii) intercompany transactions that are subject to Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or foreign Law) occurring prior to the Closing. No Transferred Company has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(c)(3)(i)(A). No transferred Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code in the two years prior to the date of this Agreement. No Transferred Company is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.
(h)    Section 3.17(h) of the Seller Disclosure Letter lists each Transferred Company for which an election under Section 953(d) of the Code is in effect.
(i)    Insurance Products.
(i)    Each of the Insurance Contracts that is a life insurance contract qualifies as a “life insurance contract” under Section 7702 of the Code.
(ii)    Except for Insurance Contracts issued under annuity contract forms that were issued to a Person that was not a “natural person” (within the meaning of Section 72(u) of the Code) and that do not otherwise qualify within the exceptions set forth in Section 72(u) of the Code or the “grandfathering” rules thereunder, the Insurance Contracts that are annuity contracts qualify as “annuities” under Section 72 of the Code.
(iii)    None of the Insurance Contracts is a “modified endowment contract” within the meaning of Section 7702A of the Code, except for those Insurance Contracts that are being administered as “modified endowment contracts” and with respect to which the holder of the Insurance Contract has been notified in writing of the status of such Insurance Contracts as a “modified endowment contract” under Section 7702A of the Code.
(iv)    Each of the Transferred Companies and the insurance company that issued any Insurance Contract has complied in all material respects with all Tax reporting, withholding, and disclosure requirements that are applicable to such Insurance Contract and, in particular, has reported distributions under such Insurance Contracts substantially in compliance in all material respects with all applicable requirements of the Code, Treasury Regulations and forms issued by the IRS.
(v)    Neither the Transferred Companies, any insurance company that issued any Insurance Contract nor any Seller Party has entered into any agreement, or otherwise requested relief, with the IRS regarding the failure of any Insurance Contract to meet the requirements of applicable Law, including Sections 72, 101, 401 through 409A, 412, 415, 417, 457, 817, 7702 and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder, as applicable to such Insurance Contracts. Except as set forth in Section 3.17(i)(v) of the Seller Disclosure Letter, neither the Insurance Subsidiaries, any insurance company that issued any Insurance Contract nor any Seller Party is party to any “hold harmless,” Tax sharing or indemnification agreement with any party regarding the Tax treatment of the Insurance Contracts or any plan or arrangement in connection with which such Insurance Contracts were purchased or have been administered. In addition, neither the Insurance Subsidiaries nor any Seller Party is a party to or has received notice of any federal, state, local or foreign audits or other administrative or judicial Litigation with respect to any party with regard to the Tax treatment of any Insurance Contracts, or of any claims by the purchasers, holders or intended beneficiaries of the Insurance Contracts regarding the Tax treatment of such Insurance Contracts.
(vi)    To the Knowledge of Sellers, each Insurance Contract that is a life insurance contract was issued to a Person who or which, at the time such Insurance Contract was issued, possessed an insurable interest in all Persons insured under such Insurance Contract.  No claims have been made by and, to the Knowledge of Sellers, no amount is due to, any holder of an Insurance Contract under any side letter between the issuer of such Insurance Contract, on the one hand, and such holder of such Insurance Contract, on the other hand, regarding any Tax matters referred to in such side letter, and, to the Knowledge of Sellers, all representations and warranties set forth in each such side letter with respect to Tax matters are, and have at all times since the effective date of such side letter been, true and correct. No such side letter exists other than as set forth on Section 3.17(i)(vi) of the Seller Disclosure Letter.
(vii)    Except as set forth in Section 3.17(i)(vii) of the Seller Disclosure Letter, none of the Insurance Contracts is or has ever been intended to qualify as a “pension plan contract” within the meaning of Section 818(a) of the Code or is otherwise intended to qualify under any section of the Code that is applicable to, or that provides for, deferred compensation plans or arrangements.

(viii)    All information technology owned by the Transferred Companies, and all processes and procedures performed by the Transferred Companies in each case that have been used to maintain the Insurance Contracts’ qualification for their Tax treatment under applicable provisions of the Code, to monitor the Insurance Contracts for treatment as “modified endowment contracts” or to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 3.17(i)(iv), have been designed, implemented and performed to maintain such qualification or facilitate such monitoring or compliance in all material respects. The Transferred Companies have maintained in all material respects all Tax-related records necessary (A) to determine the Insurance Contracts’ qualification for Tax treatment under applicable provisions of the Code, (B) to monitor the Insurance Contracts for treatment as “modified endowment contracts” or (C) to facilitate compliance with the reporting, withholding and disclosure requirements described in Section 3.17(i)(iv) in the manner required by Revenue Procedure 98-25.
(ix)    The Tax Treatment of each Insurance Contract issued by a Transferred Company has not been materially mischaracterized or misstated in any written materials delivered by such Transferred Company  to the owner of such Insurance Contract at the time such Insurance Contract was issued or at the time that such Insurance Contract was subsequently modified. Solely for purposes of this paragraph, (A) the “Tax Treatment” of such an Insurance Contract shall mean, (1) as applicable, the status of such Insurance Contract as set forth in clause (i) or (ii) of Section 3.17(i), (2) the status of such Insurance Contract as a “modified endowment contract” within the meaning of Section 7702A of the Code, or (3) the status of the Transferred Company issuing such Insurance Contract as the owner, for federal income tax purposes, of the assets underlying such Insurance Contract and held in a “segregated asset account,” in each case pursuant to Tax Law in effect at the time such written materials were delivered to the owner of such Insurance Contract; and (B) the “Tax Law” relating to the Tax Treatment of such Insurance Contract shall be limited to Sections 72, 101, 817, 7702 and 7702A of the Code and any Treasury Regulations and administrative guidance issued thereunder.
(j)    Section 3.17(j) of the Seller Disclosure Letter lists each Insurance Subsidiary that has a “policyholders surplus account” within the meaning of Section 815 of the Code and the value of such account.
(k)    Except as set forth in Section 3.17(l) of the Seller Disclosure Letter with respect to “segregated asset accounts” maintained by the Insurance Subsidiaries that are in liquidation, each “segregated asset account,” within the meaning of Section 817(h) of the Code, maintained by an Insurance Subsidiary meets, and since establishment of such account has met, on all applicable testing dates or within any applicable remediation periods, the diversification requirements of Section 817(h) of the Code and Treasury Regulation Section 1.817-5.
(l)    Each Insurance Contract has been designed and administered by such Insurance Subsidiary so that such Insurance Subsidiary is treated for United States federal income tax purposes as the owner of the assets underlying such Insurance Contract and held in a “segregated asset account.” To the Knowledge of Sellers, no owner of an Insurance Contract has engaged in activities that would result in such owner being deemed to be the owner of any segregated account assets supporting such owner’s Insurance Contract.
(m)    Except as set forth on Section 3.17(m) of the Seller Disclosure Letter, none of the Transferred Companies is either a party to or bound by any Tax sharing agreement, Tax indemnity agreement, or similar agreement (each, a “Tax Sharing Agreement”) that will remain in effect after the Closing Date.
(n)    None of the Transferred Companies has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.
The representations and warranties in this Section 3.17 are not intended to serve as a representation to or guarantee of, nor can they be relied upon for, (i) any Tax position taken by Buyer or any of the Transferred Companies for any Post-Closing Tax Period (other than the representations and warranties in Section 3.17(e), (f), (g),(h), (i), (j), (k), (l), and (n)) or (ii) the availability of any net operating loss, capital loss, tax credit, tax basis or similar Tax attributes of the Transferred Companies in a Post-Closing Tax Period.
Section 3.18    Insurance. Section 3.18 of the Seller Disclosure Letter sets forth, and Sellers have made available to Buyer, prior to the date of this Agreement, true, complete and correct copies of all insurance policies (including fidelity bonds and other similar instruments) relating to the Business, or the employees, officers or directors of the Transferred Companies. All premiums payable under such policies have been timely paid, and Sellers and the Transferred Companies are otherwise in compliance in all material respects with the terms and conditions of such policies. Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since August 1, 2013 and remain in full force and effect, and no written notice of cancellation, termination or revocation with respect thereto has been received by Sellers or any of the Transferred Companies.
Section 3.19    Regulatory Matters.
(a)    Each Transferred Company has timely filed all material reports, statements, registrations, filings or submissions required to be filed with any Governmental Authority since January 1, 2011, and all such reports, statements, documents, registrations, filings or submissions were true, complete and accurate in all material respects when filed. No material deficiencies or violations have been asserted in writing by any Governmental Authority with respect to such reports, statements, registrations, filings, or submissions that have not, to the Knowledge of Sellers, been resolved to the satisfaction of the applicable Governmental Authority.
(b)    Sellers have made available to Buyer, prior to the date of this Agreement, true, complete and correct copies of (i) all reports of examination (including financial, market conduct and similar examinations) of the Transferred Companies issued by any Governmental Authority since January 1, 2011, and all consent orders or material correspondence related thereto and (ii) all insurance holding company filings or submissions with respect to any of the Transferred

Companies since January 1, 2011, and all material correspondence related thereto. Except as set forth in Section 3.19(b) of the Seller Disclosure Letter, as of the date hereof, to the Knowledge of Sellers, no audits or examinations are currently being performed or are scheduled to be performed with respect to any Transferred Company by any Governmental Authority.
(c)    Except as set forth in Section 3.19(c) of the Seller Disclosure Letter, there are no insurance policies issued, reinsured or assumed by any of the Transferred Companies that are currently in force under which any Transferred Company may be required to allocate profit or pay dividends to the holders thereof.
Section 3.20    Reinsurance Agreements.
(a)    Except as set forth in Section 3.20(a) of the Seller Disclosure Letter, each Insurance Subsidiary is entitled under applicable Law to take full credit in the Statutory Statements of such Insurance Subsidiary for all amounts recoverable by it pursuant to any Reinsurance Agreement to which it is a party, and all such amounts have been properly recorded in the Books and Records and are properly reflected in the Statutory Statements of such Insurance Subsidiary, in each case in all material respects. All Reinsurance Agreements, as of the date hereof, satisfy in all material respects the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under Financial Accounting Standard No. 113 and Statement of Statutory Accounting Principle No. 62 or other accounting rules, as applicable. All material collateral provided by any reinsurer in connection with any Reinsurance Agreement (A) is in a form permitting the applicable Insurance Subsidiary to take credit for reinsurance under the insurance laws and regulations of its state of domicile, (B) if other than a letter of credit, is subject to a perfected security interest in favor of the applicable Insurance Subsidiary, (C) is not subject to any Contract allowing that such collateral be reduced or diminished in any manner, and (D) is sufficient to discharge the obligations of such reinsurer under the related Reinsurance Agreements.
(b)    With respect to all reinsurance agreements for which each Insurance Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2011, there has been no separate Contract between any of the Insurance Subsidiaries and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such reinsurance agreement, other than inuring contracts that are explicitly defined in any such reinsurance agreement.
Section 3.21    Reserves. The aggregate loss reserves (including reserves for incurred but not reported losses) of the Insurance Subsidiaries recorded in the respective Statutory Statements, as of their respective dates: (a) were determined in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein); (b) were fairly stated in all material respects in accordance with sound actuarial principles; (c) satisfied all applicable Law in all material respects and were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements and related actuarial opinions for the applicable Insurance Subsidiary for the 2013 fiscal year, copies of which have been made available to Buyer prior to the date of this Agreement; (d) have been based on actuarial assumptions which produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with all other contract provisions in all material respects; and (e) include provisions for all actuarial reserves and related items which ought to be established in accordance with applicable Law and in accordance with prudent insurance practices generally followed in the insurance industry.
Section 3.22    Actuarial Reports. Sellers have made available to Buyer, prior to the date of this Agreement, true, complete and correct copies of all actuarial reports prepared by opining actuaries, independent or otherwise, from and after January 1, 2011, with respect to the Insurance Subsidiaries (including all material attachments, addenda, supplements and modifications thereto). As of the date of this Agreement, there have been no actuarial reports of a similar nature covering any Insurance Subsidiary in respect of any period subsequent to the latest period covered in such actuarial reports. Except as set forth in Section 3.22 of the Seller Disclosure Letter, the historical financial and actuarial information and factual data and other information (including, without limitation, the inventory of Reinsurance Agreements and Insurance Contracts in force, the terms and conditions of such Reinsurance Agreements and Insurance Contracts, and the coding, compilation or aggregation of such factual data and other information) furnished by Sellers and its Affiliates or the Transferred Companies in writing to the relevant actuaries expressly in connection with the preparation of the actuarial reports were (i) compiled from the Books and Records; (ii) to the Knowledge of Sellers, generated from the same underlying sources and systems that were utilized by Sellers or their applicable Affiliates to prepare the Financial Statements for the year ended December 31, 2013 to the extent applicable; and (iii) true, complete and correct in all material respects for the periods covered in such reports. To the Knowledge of Sellers, no material data provided in connection with the preparation of such actuarial reports were inaccurate in any material respect.
Section 3.23    Rates. Any rates or rating plans of the Insurance Subsidiaries required to be filed with or approved by any applicable Governmental Authority have been so filed or approved and the rates applied by each of the Insurance Subsidiaries to the Contracts of insurance conform in all material respects to the relevant filed or approved rates.
Section 3.24    Agents; Binding Authority. No agent, broker or other Person who is not an employee of any of the Insurance Subsidiaries has or, since January 1, 2011, has had “binding authority” or permission to bind or obligate any of the Transferred Companies to issue any insurance or reinsurance Contract.
Section 3.25    Agreements with Regulators.
(a)    Except as set forth in Section 3.25(a) of the Seller Disclosure Letter, neither any of the Insurance Subsidiaries nor PFASC is a party to any written agreement,

consent, decree or memorandum of understanding with, or to any commitment letter or similar undertaking to, or subject to any cease-and-desist or other order or directive by, or recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Authority which restricts the conduct of its business or dividends, or in any manner relates to its capital adequacy, credit or risk management policies or management, nor has any of them been advised by any Governmental Authority that it is contemplating any such undertaking. None of PHAC, the Company, Sellers and any of their Affiliates have been notified in writing or, to the Knowledge of the Sellers, notified orally since January 1, 2011 by any Governmental Authority that it is considering issuing or requesting any such undertaking.
(b)    The Insurance Subsidiaries are not subject to any assessments or similar charges arising on account of or in connection with their participation, whether voluntary or involuntary, in any guarantee association or comparable entity established or governed by any state or other jurisdiction, other than any such assessments or charges for which appropriate accruals have been made or appropriate reserves have been established on the Statutory Statements.
Section 3.26    Claims Handling. All amounts claimed by any Person under any Insurance Contract issued by any of the Insurance Subsidiaries have in all material respects been paid (or provision for payment thereof has been made) in accordance with the terms of the Contracts under which they arose, such payments were not materially delinquent and were paid (if previously paid) without fines or penalties, except for any such claim for benefits for which the affected company reasonably believes or believed that there is a reasonable basis to contest payment.
Section 3.27    Market Conduct; Producers.
(a)    Except as set forth in Section 3.27(a) of the Seller Disclosure Letter, (i) each of the Insurance Subsidiaries and, to the Knowledge of the Sellers, each other insurance company that has issued or sold any Insurance Contract has marketed, sold and issued its Insurance Contracts in compliance, in all material respects, with applicable Laws, all orders and written directives of all Governmental Authorities, and all market conduct recommendations resulting from market conduct or other examinations or audits by Governmental Authorities in the respective jurisdictions in which such products have been marketed, sold or issued, (ii) the manner in which the such Person compensates any other Person that is not an insurance agent who is involved in the sale or servicing of Insurance Contracts does not render such Person an insurance agent under any applicable Laws, and (iii) the manner in which the such Person compensates each Person involved in the sale or servicing of Insurance Contracts is in compliance in all material respects with all applicable Laws.
(b)    Except as set forth in Section 3.27(b) of the Seller Disclosure Letter, since January 1, 2011, (i) each Producer, at the time that it wrote, sold, produced or administered business for or on behalf of any of the Insurance Subsidiaries, was duly licensed, authorized and appointed (for the type of business written, sold, produced or administered by such Producer) in the particular jurisdiction in which such Producer wrote, sold, produced or administered such business, and no such Producer violated any term or provision of applicable Law relating to the writing, sale, production or administration of such business, (ii) no Producer has materially breached the terms of any agency, broker or servicing contract with any of the Insurance Subsidiaries or violated any material applicable Law or policy of any of the Insurance Subsidiaries in the solicitation, negotiation, writing, sale, production or administration of such business and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as Producer for any of the Insurance Subsidiaries or any enforcement or disciplinary proceeding alleging any such violation.
Section 3.28    Broker Dealer Matters.
(a)    The Transferred Broker-Dealer is, and at all times since January 1, 2011, has been, (i) duly registered under the Exchange Act as a broker-dealer with the U.S. Securities and Exchange Commission (“SEC”), (ii) in compliance in all material respects with the applicable provisions of the Exchange Act and (iii) current in all material filings required by the SEC or any other Governmental Authority. The Transferred Broker-Dealer is, and at all times since January 1, 2011, has been, (i) a member in good standing of FINRA and such other organizations in which its membership is required in order to conduct its business as now conducted and (ii) in compliance in all material respects with all applicable rules and regulations of FINRA and such other organizations. As of the date hereof, none of the Transferred Companies other than the Transferred Broker-Dealer or, in connection with their service to such entities, any of their respective directors, officers, or employees, is registered or required to be registered as a broker or dealer, a salesperson, a registered representative or in any similar capacity with the SEC, FINRA, the securities commission of any state or any other self-regulatory body.
(b)    Neither the Transferred Broker-Dealer nor, to the Knowledge of Sellers, any “associated person” (within the meaning of the Exchange Act) thereof, is (i) ineligible pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person of a registered broker-dealer, (ii) subject to a “statutory disqualification” as such term is defined in the Exchange Act or (iii) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Transferred Broker-Dealer as a broker-dealer under Section 15 of the Exchange Act.  As of the date of this Agreement, there is no Litigation pending or, to the Knowledge of Sellers,  threatened in writing that would reasonably be expected to result in the Transferred Broker-Dealer or any “associated person” (within the meaning of the Exchange Act) thereof becoming ineligible to act in such capacity.  Except for the registrations listed in Section 3.28(b) of Seller Disclosure Letter, since January 1, 2012, each of the directors, officers, employees, contractors and agents employed, supervised or controlled by any Transferred Company who is required to be registered as a broker-dealer, principal, registered representative, salesperson, investment advisory representative or insurance agent in connection with his, her or its activities for or with a Transferred Company with any Governmental Authority has been duly licensed or registered.
(c)    Sellers have provided or made available to Buyer, prior to the date of this Agreement, true, complete and correct copies of the Transferred Broker-Dealer’s Form BD as most recently filed with the SEC and all state registration forms, each as amended to date.  The information contained in each such form was true and complete at the time of filing and the Transferred Broker-Dealer has made all amendments to such form as it is required to make under any applicable Law. The Form BD is in compliance in all material respects with the applicable requirements of the Exchange Act and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d)    The Transferred Broker-Dealer maintains its minimum net capital in material compliance with all applicable Law imposed by the SEC or any other Governmental Authority and in an amount sufficient to ensure that it has not been required to file notice under Rule 17a-11 under the Exchange Act.
(e)    The Transferred Broker-Dealer has, and at all times since January 1, 2011, had, in place, to the extent required by applicable Law, processes to establish, maintain, review, test and modify written compliance policies and written supervisory procedures reasonably designed to achieve compliance with applicable FINRA rules, the rules of any domestic or foreign securities or broker-dealer industry self-regulatory organization of which such Transferred Broker-Dealer is a member and federal securities laws and regulations. All such policies comply in all material respects with applicable Law, and, since January 1, 2011, there have been no material violations or, to the Knowledge of Sellers, allegations by any employee or client of Sellers or any of their Affiliates or any Governmental Authority of material violations of such policies.
(f)    The Transferred Broker-Dealer has adopted written anti-money laundering programs and written customer identification programs applicable to its Separate Accounts that comply with applicable Law and, at all times since January 1, 2011, the Transferred Broker-Dealer has complied with the terms of such programs in all material respects.
Section 3.29    Ratings. As of the date of this Agreement, the financial strength or claims-paying ability of each of PFLAC and PFLAC NY is rated “A-” by A.M. Best Company, Inc. (“A.M. Best”). Except for its ordinary course annual review of this rating, A.M. Best has not announced that it has undertaken a review of its rating of the financial strength or claims-paying ability of any of PFLAC and PFLAC NY.
Section 3.30    Separate Accounts.
(a)    Sellers have made available to Buyer prior to the date of this Agreement a list of all separate accounts maintained by the Insurance Subsidiaries (collectively, the “Separate Accounts”).  Except as set forth in Section 3.30 of the Seller Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) each Separate Account is duly and validly established and maintained under the applicable Laws of the applicable Insurance Subsidiary’s state of domicile; (b)  each Separate Account at all times since January 1, 2012 has been operated in compliance with all applicable Laws; (c) each Separate Account at all times since inception has been excluded from the definition of an investment company pursuant to Sections 3(c)(1), 3(c)(7) or 3(c)(11) of the Investment Company Act of 1940, as amended; (d) the portion of the assets of each Separate Account equal to the reserves and other contract liabilities of such Separate Account is not chargeable with liabilities arising out of any other business the applicable Insurance Subsidiary may conduct or may have conducted; and (5) the Insurance Contracts under which any Separate Account’s assets are held are duly and validly issued and are exempt from registration under the Securities Act, pursuant to Section 3(a)(2), 3(a)(8) or 4(a)(2) of the Securities Act or Regulation D thereunder.
(b)    Each private placement memorandum, prospectus, offering document, sales brochure, sales literature or advertising material, as amended or supplemented, authored by an Insurance Subsidiary and relating to any Separate Account, as of their respective mailing dates or dates of use, to the Knowledge of the Sellers, (i) complied in all material respects with applicable Law and (ii) did not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2011, all material advertising or marketing materials relating to each Separate Account that were required to be filed with any Governmental Authority have been timely filed therewith.  Except as set forth in Section 3.30(b) of the Seller Disclosure Letter, to the Knowledge of Sellers, no examinations, investigations, inspections or formal or informal inquiries, including periodic regulatory examinations of the Separate Accounts’ affairs and condition, civil investigative demands and market conduct examinations, by any Governmental Authority are being conducted as of the date of this Agreement.  No written notice has been received from, and, to the Knowledge of Sellers, no investigation, inquiry or review is pending or threatened by, any Governmental Authority that has jurisdiction over the Separate Accounts with respect to any alleged material violation of any applicable Law in connection with the operation of the business of the Separate Accounts or any failure to have, or any threatened revocation of, any material Permit required in connection with the operation of the business of the Separate Accounts.  Since January 1, 2012, all advertising or marketing materials relating to a Separate Account that were required to be filed with FINRA or any other Governmental Authority have been timely filed.
(c)    Each Transferred Company or any of its Affiliates, and to the Knowledge of Sellers, any of their respective directors, officers, members, managers, partners, or employees, that has provided investment advisory services (if any) to any Separate Account has done so in compliance in all material respects with such Separate Account’s investment objectives, investment policies and restrictions (as they may be amended from time to time) and other Contract terms and applicable Laws.
(d)    All issued and outstanding Separate Account shares and other interests have been duly and validly issued, are fully paid and, unless otherwise required by applicable Law, nonassessable, and were not issued in violation of preemptive or similar rights or applicable Law.
(e)    No Separate Account is ineligible pursuant to Rule 506(d) of Regulation D under the Securities Act with respect to an offering of securities in reliance on Rule 506 of Regulation D under the Securities Act, nor is there any Proceeding pending or, to the Knowledge of Sellers, threatened by any Governmental Authority that would result in the ineligibility of any such Separate Account to participate in an offering of securities of the Separate Accounts in reliance on Rule 506 of Regulation D under the Securities Act.
Section 3.31    Finders’ Fees. There is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of any Seller or any of the Transferred Companies who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Buyer or any of its Affiliates (including, after the Closing, the Transferred Companies) upon consummation of the transactions contemplated by this Agreement.
Section 3.32    Intercompany Amounts.
(a)    Section 3.33(a) of the Seller Disclosure Letter lists all inter-company balances as of the Reference Date between Tiptree or any of its controlled Affiliates (other than the Transferred Companies), on the one hand, and a Transferred Company, on the other hand.
(b)    Except as set forth in Section 3.33(a) of the Seller Disclosure Letter, since the Reference Date, there has not been any accrual of liability by any Company to Tiptree or any of its controlled Affiliates (other than the Transferred Companies) or other transaction between the Transferred Companies and Sellers or any of their respective Affiliates (other than the Transferred Companies), other than arising as a result of any Seller’s employment with any of the Transferred Companies.
Section 3.33    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, any certificate or other instrument delivered pursuant hereto or in any other Transaction Agreement, none of Sellers or any of their Affiliates or their respective Representatives makes any representation or warranty of any kind whatsoever, oral or written, express or implied, with respect to Sellers, their Affiliates, PHAC, the Company, the Transferred Subsidiaries, the Business, this Agreement, the transactions contemplated by this Agreement or any other matter, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities. Except for the representations and warranties contained in this Agreement, any certificate or other instrument delivered pursuant hereto or in any other Transaction Agreement, each of the Sellers disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Sellers, any of their Affiliates or their respective Representatives or any other Person and (ii) each of the Sellers disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Buyer or its Affiliates or Representatives by any Representative of the Sellers or any of their respective Affiliates).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:
Section 4.1    Organization. Buyer is a Delaware Corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to carry on its business as now conducted. Except as would not, individually or in the aggregate, reasonably be expected to be material to the ability of Buyer to consummate the transactions contemplated by this Agreement, Buyer is duly qualified to do business as an organization and is in good standing in each of the jurisdictions in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary.
Section 4.2    Corporate and Governmental Authorization.
(a)    Each Buyer Party has, as applicable, all requisite corporate, limited liability, organizational or individual power and authority to execute and deliver the Transaction Agreements to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each Buyer Party of each of the Transaction Agreements to which it is or will be a party and the consummation by each Buyer Party of the transactions contemplated by such Transaction Agreements have been duly authorized by all requisite corporate, limited liability, organizational or individual action on the part of each such Buyer Party. Each of the Transaction Agreements to which a Buyer Party is or will be a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by such Buyer Party. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Agreements to which each Buyer Party is or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of each such Buyer Party, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.
(b)    Except as set forth in Section 4.2(b) of Buyer Disclosure Letter, the execution and delivery by the Buyer Parties of the Transaction Agreements to which any of them is or will be a party do not, and the performance by each such Buyer Party of, and the consummation by each such Buyer Party of the transactions contemplated by, the Transaction Agreements will not require any Governmental Approvals.
Section 4.3    Non-Contravention. The execution, delivery and performance of the Transaction Agreements by each Buyer Party that is or will be a party thereto and the consummation of the transactions contemplated thereby by such Persons do not and will not (a) conflict with or result in any violation or breach of any provision of the Organizational Documents of any of such Buyer Parties, (b) assuming compliance with the matters referred to in Section 4.2, conflict with or result in a violation or breach of any provision of any applicable Law or (c) assuming compliance with the matters referred to in Section 4.2, require any consent of or other action by any Person under, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration, cancellation or material modification of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets, properties or rights of any such Buyer Parties pursuant to, any Contract to which any of such Buyer Parties is a party or by which Buyer or any of Buyer’s respective properties, assets or rights is bound or subject, except, in the case of clauses (b) and (c), for any such breaches, defaults, rights or Liens that would not, individually or in the aggregate, reasonably be expected to be material to the ability of such Buyer Party to consummate the transactions contemplated by the Transaction Agreements.
Section 4.4    Financing. Buyer has delivered to the Seller Representative true, complete and correct copies of: (i) the executed commitment letter (including the exhibits, annexes and schedules thereto), dated as of October 29, 2014 between Buyer and Hannover Finance, Inc. (the “Debt Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Person named therein has agreed to lend the amounts set forth therein to PFASC for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”); (ii) the fee letter referenced in the Debt Financing Commitment, dated as of October 29, 2014 between Buyer and Hannover Finance, Inc. (the “Fee Letter”) (except that the fee amounts, pricing caps and other economic terms set forth therein, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, have been redacted from the Fee Letter); and (iii) the executed equity commitment letter, dated as of October 29, 2014 among Buyer and the parties identified as “Blackstone Funds” therein (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Persons named therein have committed to invest the cash amount in Buyer set forth in its Equity Financing Commitment (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments have been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded in any respect. There are no other side letters, Contracts or arrangements to which Buyer or any of its Affiliates is a party relating to any of the Financing Commitments. As of the date hereof, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of Buyer and, to the Knowledge of Buyer, the other parties thereto, subject to the Enforceability Exceptions. Other than as expressly set forth in the Debt Financing Commitment and the Fee Letter, with respect to the Debt Financing, or in the Equity Financing Commitment, with respect to the Equity Financing, there are no conditions precedent related to the funding of the full net proceeds of the Financing. Assuming the accuracy in all material respects of the representations and warranties set forth in Article II and Article III and satisfaction of all conditions set forth in Section 7.1 and Section 7.2 as of the Closing Date, upon receipt of the proceeds contemplated by the Financing Commitments, Buyer will have access on the Closing Date to sufficient cash funds to pay all amounts contemplated by this Agreement to be paid by it at the Closing (including, without limitation, the Closing Cash Consideration and the full and final payment of the RGA Indebtedness) and to pay all related fees of Buyer and to perform its obligations hereunder. As of the date hereof, no event has occurred that (with or without notice or lapse of time or both) would or would reasonably be expected to constitute a breach or default or failure to satisfy a condition precedent by Buyer under the Financing Commitments, or, to the Knowledge of Buyer, the other parties to the Financing Commitments. Buyer has fully paid or caused to be fully paid all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the Financing Commitments. As of the date hereof, Buyer does not have any reason to believe that it or any of the other parties to the Financing Commitments will be unable to satisfy on a timely basis (taking into account the anticipated timing of the satisfaction of the condition set forth in Section 7.1(b)) any term or condition of the Financing Commitments required to be satisfied by it or such other party, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. Without limiting Section 11.10, in no event shall the receipt or availability of any funds or financing (including, for avoidance of doubt, the Financing) by or to Buyer or any of its Affiliates or any other financing transaction be a condition to the Buyer’s obligation to consummate the acquisition in accordance with the terms of this Agreement.
Section 4.5    Limited Guaranty. Concurrently with the execution of this Agreement, Buyer has delivered to the Seller Representative a true and complete copy of the executed Limited Guaranty. The Limited Guaranty is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against Guarantors in accordance with its terms, subject to the Enforceability Exceptions, and no event has occurred which (with or without notice or lapse of time, or both) would reasonably be expected to constitute a default on the part of the Guarantors under the Limited Guaranty.
Section 4.6    Purchase for Investment. Buyer is purchasing the Purchased Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares and is capable of bearing the economic risks of such investment.
Section 4.7    Litigation. There is no Litigation pending against, or, to the Knowledge of Buyer, threatened against or affecting, Buyer before any court or arbitrator or any Governmental Authority that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 4.8    Finders’ Fees. Except for Lazard Frères & Co. LLC, whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary retained by or authorized to act on behalf of Buyer who is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from Sellers or any of Sellers’ Affiliates upon consummation of the transactions contemplated by this Agreement.
Section 4.9    Independent Investigation. Buyer acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company.
Section 4.10    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement, any certificate or other instrument delivered pursuant hereto or in any other Transaction Agreement, none of Buyer or any of its Affiliates or their respective Representatives makes any representation or warranty of any kind whatsoever, oral or written, express or implied, with respect to Buyer, its Affiliates, the transactions contemplated by this Agreement or any other matter. Except for the representations and warranties contained in this Agreement, any certificate or other instrument delivered pursuant hereto or in any other Transaction Agreement, (i) Buyer disclaims any other representations or warranties, whether made by Buyer, any of its Affiliates or their respective Representatives or any other Person and (ii) Buyer disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Sellers or any of their Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to any Seller or its Affiliates or Representatives by any Representative of Buyer or any of its Affiliates).
ARTICLE V
CERTAIN COVENANTS
Section 5.1    Conduct of the Business. From the date hereof until the Closing, Sellers shall cause the Transferred Companies to conduct the Business in the ordinary course consistent with past practice (including with respect to their management of working capital) and to preserve intact the Business, the assets of the Transferred Companies and the current relationships and goodwill of the Transferred Companies with the Hartford Companies, customers, suppliers, contractors, licensors, employees, agents, producers, distributors, insureds, Insurance Regulators and others having business dealings with them, and to keep available the services of their present officers and significant employees. Without limiting the generality of the foregoing, from the date hereof until the Closing, except as otherwise expressly permitted or required by this Agreement, as set forth in Section 5.1 of the Seller Disclosure Letter or as required by applicable Law, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause the Transferred Companies not to:
(c)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding capital stock, (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock of the Transferred Companies or any rights, warrants or options to acquire any such shares;
(d)    transfer, issue, sell, grant, pledge, encumber or otherwise dispose of, or authorize the transfer, issuance, sale, pledge, encumbrance or disposition of, any shares of capital stock of any of the Transferred Companies, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;
(e)    amend any of their respective Organizational Documents;
(f)    sell, lease, license or otherwise dispose of (including by way of reinsurance) any of the material assets (other than investments), properties or rights of any of the Transferred Companies;
(g)    enter into any Contract with respect to any merger, consolidation, liquidation, dissolution or business combination involving any of the Transferred Companies or otherwise adopt or enter into a plan of complete or partial liquidation, dissolution, recapitalization or reorganization of the Transferred Companies;
(h)    except for Separate Account Investments made on or after the date of this Agreement, acquire (by merger, consolidation, acquisition of stock or assets, bulk reinsurance or otherwise) any corporation, partnership or other business organization or assets or liabilities comprising a business or a segment, division or line of business, any material amount of property or assets in or of any other Person, or any real property, or create or acquire any Subsidiaries;
(i)    (i) modify or amend or terminate any Material Contract or waive, release or assign any rights or claims thereunder other than in the ordinary course of business consistent with past practice or applicable Law, (ii) enter into any Contract that, if entered into prior to the date hereof, would have been a Material Contract, other than in the ordinary course of business consistent with past practice or applicable Law, or (iii)  modify or amend or terminate, or waive, release or assign any rights or claims under any Contract described in the foregoing clause (ii) other than in the ordinary course of business consistent with past practice or applicable Law;
(j)    (i) incur (x) any Indebtedness in an aggregate amount in excess of $250,000 or (y) any Indebtedness that cannot be prepaid without penalty at any time upon the election of the applicable Transferred Company (other than, in each case, current trade accounts payable in respect of property or services purchased in the ordinary course of business consistent with past practice); (ii) assume, grant, guarantee or endorse, pledge or otherwise secure any assets or property or otherwise as an accommodation become responsible for (whether primarily or secondarily) the obligations of any Person; (iii) make any loans or advances to (x) any Seller or Affiliate of any Seller or (y) to any Person (other than, in the case of clause (y), loans and advances in the ordinary course of business consistent with past practice); or (iv) make any investments in any Person (other than Separate Account investments and investments in wholly owned Subsidiaries in existence as of the date of this Agreement and investments effected in the ordinary course of business consistent with the existing investment policies of the applicable Transferred Company);
(k)    (i) cancel or prepay any Indebtedness (other than any interest payments and scheduled amortization payments, in each case, in the amount and at such time as is required under the terms of such Indebtedness) or (ii) default under any Indebtedness (other than Indebtedness held or owned for the benefit of a Separate Account where the default is attributable to the refusal or failure by the owner of an Insurance Contract to pay premiums in respect of such Insurance Contract necessary to satisfy such Indebtedness or to keep such Indebtedness current);
(l)    except as expressly contemplated by this Agreement, modify or amend or enter into any Affiliate Transaction or Intracompany Agreement, or waive, release or assign any rights or claims thereunder;
(m)    enter into any new line of business, or introduce any new products or services, cease any existing line of business or change in any material respect or cease to offer existing products or services, except as may be required by applicable Law;
(n)    make any capital expenditures in excess of $200,000 individually or $300,000 in the aggregate (not including those made in the ordinary course of business in accordance with the Company’s current budget for capital expenditures) or fail to make any capital expenditures contemplated by such budget;
(o)    create any material Lien on any Intellectual Property material to the Business or any Transferred Companies;
(p)    establish, adopt, amend or terminate any material Company Benefit Plan or any arrangement which upon its establishment or adoption would constitute a Company Benefit Plan except in the ordinary course of business consistent with past practices as required by applicable Law or the terms of a Company Benefit Plan;
(q)    make or promise to make any bonus, profit-sharing or similar payment, grant any new equity-based awards to any Employee (whether payable in cash or otherwise), or increase the amount of wages, salary, commissions, fringe benefits, severance benefits, or other compensation or benefits, or remuneration payable to, or for the benefit of, any Employee except for increases in base salary in the ordinary course of business consistent with past practice for any non-executive employee;
(r)    accelerate the vesting or payment of, or fund or in any other way secure the payment, compensation or benefits under, any Company Benefit Plan to the extent not required by the terms of such Company Benefit Plan or this Agreement;
(s)    (i) terminate the employment of any Employee except in the ordinary course of business consistent with past practice with respect to any employee with a base salary less than $200,000, (ii) hire any new employee or (iii) enter into a collective bargaining agreement or similar labor agreement with respect to any Employees or renew, extend or renegotiate any existing collective bargaining agreement or similar labor agreement with respect to any Employees;
(t)    make, revoke or amend any material Tax election or settle or compromise any material Tax liability, file any amended material Tax Return or claim for refund, consent to extend the period of limitations for the payment or assessment of any Tax, or enter into any closing agreement affecting any Tax liability or refund;
(u)    (i) settle or compromise any material Tax Audit or forgo the right to any refund of material Taxes; (ii) change any of the Transferred Companies’ methods, policies or practices of Tax accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Return; or (iii) request a ruling relating to Taxes;
(v)    terminate, cancel or amend, or cause the termination, cancellation or amendment of, any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by the Transferred Companies that is not replaced by comparable insurance coverage;
(w)    change in any material respect the terms for, or policies with respect to, the payment of commissions to any of its insurance agents, brokers or producers;
(x)    enter into any reinsurance commutations, or enter into, amend, modify or otherwise revise any Reinsurance Agreement;
(y)    reduce any Insurance Reserves other than as required by GAAP or SAP or as a result of loss or expense payments to other Persons in the ordinary course of business consistent with past practice in accordance with the terms of any applicable Insurance Contract, release any loss reserves or estimate of loss adjustment expense reserves for uncollectible reinsurance for any Insurance Subsidiary for any loss year ending prior to the Closing Date or, except in connection with the settlement of any Litigation permitted pursuant to this Section 5.1, reduce any reserves in respect of any Litigation or threatened Litigation;

(z)    make any change in its actuarial, underwriting, reinsurance, claims administration and payment, selling, reserving, Tax, financial accounting or investment policies, guidelines, practices or principles (other than any change required by applicable Laws or a change in GAAP or SAP);
(aa)    amend or otherwise change the Investment Policy of a Transferred Company (other than in respect of any of its Separate Accounts) or make any investment or manage such Transferred Company’s general account investment portfolio other than in compliance with its Investment Policy;
(bb)    materially change any payment, collection or billing practices, policies or procedures;
(cc)    enter into any settlement or release requiring any Transferred Company to pay or deliver cash or property or to admit liability with respect to any material Litigation or Order with respect to the Business (except for claims under policies or contracts of insurance or reinsurance in the ordinary course of business);
(dd)    abandon, modify, waive or terminate any material Permit of any Transferred Company;
(ee)    (i) make any payment to, or on behalf of, any Seller or any Affiliate of any Seller; (ii) incur any liability to, or on behalf of, any Seller or any Affiliate of any Seller, including in the case of clauses (i) and (ii), with respect to (x) any fees, costs or expenses in connection with the sale of the Transferred Companies, the preparation and negotiation of this Agreement and the performance and consummation of transactions contemplated by this Agreement or the other Transaction Documents, including the fees and disbursements of counsel, financial advisors, actuaries and accountants; or (y) any filing fees payable in connection with filings with Governmental Authorities made in connection with the transactions contemplated by this Agreement;
(ff)    waive any payments or other amounts owed to any of the Transferred Companies by any Seller or any Affiliate thereof;
(gg)    pay any expenses or costs in connection with the relocation of PFASC’s office spaces (other than any such expenses or costs paid by PFASC); or
(hh)    agree or commit to do or authorize any of the foregoing.
Section 5.2    Notice of Certain Events. From the date hereof until the Closing, Sellers, on the one hand, and Buyer, on the other hand, shall promptly notify each other in writing of: (a) any circumstance, event or action the existence, occurrence or taking of which (i) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) has resulted in or would reasonably be expected to result in the failure of any of the conditions set forth in Article VII to be satisfied; (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) any notice or other communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement; and (d) any Litigation commenced or, to the Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting any Seller Party or the Transferred Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or that relates to the consummation of the transactions contemplated by this Agreement.
Section 5.3    No Solicitation. From the date hereof until the earlier of the termination of this Agreement in accordance with Article VIII and the Closing, Sellers shall not, and shall cause their Affiliates and its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (each, a “Representative”) not to, directly or indirectly: (i) take any action to solicit, initiate or encourage the submission of any Acquisition Proposal; (ii) engage in any discussions or negotiations with, furnish any nonpublic information relating to the Transferred Companies or afford access to the properties, assets, books or records of the Transferred Companies to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or a modification of a previously received Acquisition Proposal; or (iii) enter into any Contract with respect to an Acquisition Proposal.
Section 5.4    Access to Information; Confidentiality.
(f)    From the date hereof until the Closing, Sellers shall give, and shall cause the Transferred Companies to give, Buyer, its financial advisers, actuaries, auditors and other authorized representatives and agents reasonable access during normal business hours upon prior notice to (i) all of the offices, properties, Books and Records of the Transferred Companies and to all of the books and records of Sellers relating to the Transferred Companies; (ii) such financial and operating data and other information relating to the Transferred Companies as such Persons may reasonably request; and (iii) the employees and financial advisors of Sellers or the Transferred Companies whose assistance and expertise are necessary to assist Buyer in connection with Buyer’s investigation of the Transferred Companies and Buyer’s preparation to transition the Transferred Companies and their business and personnel into Buyer’s ownership and operation following the Closing; provided that in no event shall Sellers or their Affiliates be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege. Any investigation pursuant to this Section 5.4(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers or the Transferred Companies.
(g)    After the Closing, each Seller and their Affiliates shall hold, and shall cause their Representatives to hold, in confidence, unless required to disclose by judicial or administrative process or by other requirements of Law, all (i) written, oral or other information concerning the Transferred Companies and (ii) this Agreement and the

Transaction Agreements and any written, oral or other information related to the negotiation hereof and thereof (“Transaction Confidential Information”, and together with (i), “Buyer Confidential Information”), except to the extent that any such Buyer Confidential Information can be shown to have been (x) previously known on a nonconfidential basis by the Person to which such Buyer Confidential Information was disclosed, (y) generally available in the public domain other than as a result of any act or omission by Sellers or their Affiliates or (z) later lawfully acquired by such Person on a non-confidential basis and from a source (other than those related to its prior ownership of the Transferred Companies or Buyer or any of its Affiliates (including the Transferred Companies) or representatives) that is not bound by an obligation of confidentiality with respect to such information. The obligation of Sellers and their Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If any Seller or Affiliate or Representative of Seller is required to disclose by judicial or administrative process or by other requirements of Law any Buyer Confidential Information, it shall give Buyer prompt written notice of such requirement provide Buyer with prompt written notice of such disclosure requirement so that Buyer may seek a protective order or other remedy protecting such Buyer Confidential Information. In the event that such protective order or other remedy is not obtained, or Buyer waives its right to seek such an order or remedy, the applicable Seller, Affiliate or Representative shall be entitled to furnish only that portion of such Buyer Confidential Information that is legally required to be disclosed and shall exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded such Buyer Confidential Information.
(h)    From and after the Closing, the Seller Representative shall afford, and shall use its commercially reasonable efforts to cause its Affiliates to afford, to Buyer and its agents reasonable access during normal business hours upon prior notice to its books and records, books of account, financial and other records (including accountant’s work papers), information, employees, financial advisers, actuaries, auditors and other representatives and agents to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to any of the Transferred Companies; provided, that in no event shall such Persons be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege; provided, further, that any such access by Buyer shall not unreasonably interfere with the conduct of the business of such Person.
(i)    After the Closing, Buyer and its Affiliates (including the Transferred Companies) shall hold, and shall cause their Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, (i) written, oral or other information concerning the Sellers and their Affiliates (other than the Transferred Companies) and (ii) Transaction Confidential Information (together with

(i), the “Seller Confidential Information”) except to the extent that such information can be shown to have been (x) previously known on a nonconfidential basis by the Person to which such Seller Confidential Information was disclosed, (y) generally available in the public domain other than as a result of any act or omission by Buyer or its Affiliates or (z) later lawfully acquired by such Person on a non-confidential basis and from sources other than those related to its acquisition and ownership of the Transferred Companies. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If any Buyer or Affiliate or Representative of Buyer is required to disclose by judicial or administrative process or by other requirements of Law any Seller Confidential Information, it shall give Seller prompt written notice of such requirement provide Seller with prompt written notice of such disclosure requirement so that Seller may seek a protective order or other remedy protecting such Buyer Confidential Information. In the event that such protective order or other remedy is not obtained, or Seller waives its right to seek such an order or remedy, the applicable Buyer, Affiliate or Representative shall be entitled to furnish only that portion of such Seller Confidential Information that is legally required to be disclosed and shall exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded such Seller Confidential Information.
(j)    From and after the Closing, Buyer shall afford, and shall cause its Affiliates to afford, to the Seller Representative and its agents reasonable access during normal business hours upon reasonable prior notice to its books and records, books of account, financial and other records (including accountant’s work papers), information, employees, financial advisers, actuaries, auditors and other representatives and agents to the extent necessary or useful for the Seller Representative to address and respond to any audit, investigation, dispute or litigation, or in connection with any other reasonable business purpose, arising from or relating to a Seller’s prior ownership of any of the Transferred Companies; provided that in no event shall such Persons be required to provide access to any such records and information to the extent that they contain information that is subject to an attorney-client or other legal privilege; provided, further, that any such access by the Seller Representative pursuant to this Section 5.4(e) shall not unreasonably interfere with the business operations of the Buyer or its Affiliates.

Section 5.5    Subsequent Financial Statements. Sellers shall promptly deliver to Buyer following the filing or preparation thereof, as applicable, true, complete and correct copies of all audited and unaudited financial statements of the types identified in Section 3.6 with respect to each of the Transferred Companies between the date hereof and the Closing Date, and all statutory statements of each of the Insurance Subsidiaries prepared or filed by the Transferred Insurance Subsidiaries between the date hereof and the Closing Date (all of which shall be timely filed with the applicable Insurance Regulator in compliance with applicable Law), and all such financial statements shall be prepared in accordance with GAAP or SAP, as applicable, consistently applied. Each Seller hereby represents and warrants, severally in accordance with its respective Allocated Portions and not jointly, that, as of the Closing Date, the information about the Transferred Companies included in any form, document or report filed or furnished by Tiptree Financial Inc. with the SEC after the date hereof and prior to the Closing Date will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, as applicable, and as of their respective dates will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.6    Public Announcements. No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which the case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication and shall consider in good faith such comments.
Section 5.7    Consents, Approvals and Filings.
(e)    The Sellers and Buyer shall each use their commercially reasonable efforts, and shall cooperate fully with each other to (i) comply with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement and (ii) to seek to obtain as promptly as practicable all Governmental Approvals necessary or advisable in connection with the transactions contemplated by this Agreement; provided, however, that Buyer shall not be obligated to comply with any condition imposed by a Governmental Authority or in connection therewith which would reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), operations or results of operations of Buyer or any of its Affiliates, or any requirement to sell, divest, operate in a specified manner, hold separate or discontinue or limit, before or after the Closing Date, any assets, liabilities, business, operations or interest in any assets or business of Buyer or any of its Affiliates or any of the Transferred Companies. The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such Governmental Approvals. In connection therewith, the parties shall make, and cause their respective Affiliates to make, all filings required by applicable Laws as promptly as practicable after the date hereof in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Authorities as such Governmental Authorities may request. Each of the parties shall provide to the other party copies of all applications or other communications to Governmental Authorities in connection with this Agreement in advance of the filing or submission thereof.
(f)    Without limiting the generality of the foregoing, as soon as reasonably practicable after the date hereof, but no later than twenty (20) Business Days following the date hereof in the case of the Form A, the parties shall make all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including Buyer causing “Form A” or similar change of control applications to be filed in each jurisdiction where required by applicable insurance Laws with respect to the transactions contemplated by the Transaction Agreements.
(g)    From and after the date hereof, the parties shall use their commercially reasonable efforts, and shall cooperate fully with each other to obtain as reasonably as practicable following the date hereof all required approvals, consents, waivers or authorizations from Third Parties (other than any Governmental Authority) required in connection with the consummation of the transactions contemplated by this Agreement, including the Hartford Acknowledgment (each, a “Third Party Consent”). Sellers or their Affiliates shall be responsible for 100% of the costs (including any license or other fees and expenses) associated with obtaining the consents from such Third Parties or replacement of such rights. Without limiting the foregoing, in the event a Third Party Consent other than the Hartford Acknowledgment has not been obtained by the Closing Date, then each of the parties hereto shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to (A) provide Buyer and its Affiliates with rights or access to the benefits provided under any such Contract for which an approval, consent or waiver has not been obtained or substantially equivalent rights or access until the first anniversary of the Closing Date and (B) without limiting clause (A), enforce for the account of Buyer any rights of Sellers or the Transferred Companies arising from such Contract. In addition, each of the parties hereto shall continue to use their commercially reasonable efforts after the Closing to obtain such Third Party Consents that have not been received as of the Closing.
(h)    Notwithstanding anything to the contrary in this Agreement, neither party nor any of their respective Affiliates shall be required to disclose pursuant to this Section 5.7 (1) any information that in the reasonable judgment of such party would result in the disclosure of any trade secrets of such party or Third Parties, (2) any privileged information or confidential competitive information or (3) any information to the other party or any of its Affiliates that in the reasonable judgment of such non-disclosing party would violate any of its contractual obligations with respect to confidentiality; provided, that with respect to clause (3), the non-disclosing party shall have first used its reasonable best efforts to obtain a waiver or consent necessary to allow it to disclose such information; provided, further, that if such consent or waiver to disclose is not obtained, the non-disclosing party shall provide such information directly to the applicable Governmental Authority and may seek to have such information treated confidentially.
Section 5.8    Resignations. Sellers shall deliver to Buyer letters of resignation, effective as of the Closing, of all officers and directors of any of the Transferred Companies set forth on Section 5.8 of the Buyer Disclosure Letter.
Section 5.9    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by any other party hereto to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transaction contemplated hereby and thereby, or otherwise to carry out the intent and purposes of this Agreement.
Section 5.10    Consents and Waivers of Sellers.
(a)    Each Seller agrees that the only amounts to which it is entitled in connection with the transactions contemplated hereby at and after the Closing hereunder are (i) its Allocated Portion of the payment of the Closing Cash Consideration to be made by Buyer to the Seller Representative at the Closing, (ii) its Allocated Portion of any positive Additional Consideration, in each case as contemplated by Section 1.7 and (iii) any amounts to which it is entitled as a Seller Indemnitee pursuant to Article IX hereof.
(b)    Each Seller hereby waives and releases, effective as of the Closing, each of the Transferred Companies, Buyer and their respective Affiliates of and from any claim, demand, cause of action, debt, obligation, liability or other matter of any nature, fixed or contingent, known or unknown, whether at law or in equity, by reason of any event, occurrence, circumstance or matter of any nature that occurred, arose or existed at any time on or before the Closing Date, other than any claim for the amounts referred to in paragraph (a) of this Section 5.10 and, with respect to Sellers who are Employees, for compensation for service as an employee or director of any of the Transferred Companies in accordance with the terms of such employment.

(c)    Each Seller hereby waives, acknowledges and agrees that such Seller shall not have and shall not attempt to exercise or assert, any right of contribution or indemnity or any other claim whatsoever against any Transferred Company or any officer or employee of any Transferred Company in connection with any matter with respect to which indemnity is or may be sought from the Sellers under the Transaction Agreements.
(d)    Each Seller hereby waives any and all rights such Seller may have under the Stockholders Agreement with respect to the transfer of the Shares to Buyer pursuant to this Agreement and hereby agrees that, subject to the occurrence of the Closing and effective on the Closing Date, the Stockholders Agreement shall be terminated and be of no further force and effect.
Section 5.11    Financing.
(a)    Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange for Buyer to obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitments (provided that Buyer may (x) amend, modify, supplement, restate, assign, substitute or replace the Financing Commitments and any related Fee Letter to add or replace lenders, collateral agents or similar entities or (y) otherwise amend, modify, supplement, restate, assign, substitute or replace or consent to any waiver of any provision or remedy under, the Financing Commitments in a manner that would not (i) reduce the aggregate amount of the proceeds to Buyer of the Financing (including by increasing the amount of fees to be paid or original issue discount), (ii) reduce the amount of the Equity Financing unless (A) the Debt Financing is increased by, or other sources of financing are available to Buyer in, a corresponding amount no later than the date of such amendment, modification, supplementation, restatement, assignment, substitution, replacement or waiver, (B) such reduction is expressly conditioned upon the consummation of the Debt Financing or other financing at such increased amount at the Closing, and (C) after giving effect thereto, the representations in the sixth sentence of Section 4.4 hereof remain accurate, (iii) impose new or additional conditions, or expand any existing conditions, to the receipt of the proceeds of the Financing or otherwise amend, modify, supplement, restate, assign, substitute, replace or waive any other provision of the Financing Commitments, in each case, in a manner that would reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (iv) adversely affect the ability of Buyer or the Seller Representative, as applicable, to enforce its rights against other parties to the Equity Financing Commitments or the definitive agreements relating to the Equity Financing), including using its commercially reasonable efforts to (A) maintain in effect the

Financing Commitments in accordance with the terms and subject to the conditions thereof (subject to Buyer’s right to amend, modify, supplement, restate, assign, substitute or replace the Financing Commitments in accordance herewith), (B) satisfy on a timely basis (taking into account the anticipated timing of the satisfaction of the condition set forth in Section 7.1(b)) all conditions applicable to Buyer’s obtaining the Financing at the Closing set forth therein to the extent within Buyer’s control, (C) negotiate and enter into definitive agreements with respect to the Financing on terms and conditions no less favorable to Buyer than those described and contemplated by the Financing Commitments and the Fee Letter (and, upon the reasonable request of the Seller Representative, update the Seller Representative of the status of its efforts to arrange the Financing), (D) upon the satisfaction or the waiver of the conditions set forth in such definitive agreements and herein, consummate the financing on the Closing Date, including using its (and causing its controlled Affiliates to use) best efforts to cause the persons committed to fund the Financing to so fund the Financing at the Closing and enforce its rights under the Financing Commitments and the definitive agreements in respect of the Debt Financing, including by seeking specific performance of the parties thereunder as and only to the extent permitted under Section 11.10 and (E) comply in all material respects with its covenants and other obligations under the Financing Commitments.
(b)    Buyer shall keep the Seller Representative informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Seller Representative, upon request, copies of the definitive agreements and any other material documents relating to the Debt Financing. Buyer shall give the Seller Representative prompt notice of (i) any termination of any Debt Financing Commitment, any definitive agreement in respect of the Debt Financing or any portion of the Debt Financing, (ii) any material breach, default, termination or repudiation of any provisions of the Debt Financing Commitment or any material agreements entered into in respect thereof by any party thereto, of which Buyer becomes aware, and (iii) the receipt of any written notice or other written communication from any party to any of the Financing Commitments with respect to any material breach, default, termination or repudiation of any provisions of the Debt Financing Commitment or any definitive agreements entered into in respect thereof. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated by the Financing Commitments, Buyer shall promptly notify Sellers and shall use its reasonable best efforts to, as promptly as reasonably practicable, arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount such that the aggregate funds that would be available to Buyer at the Closing will be sufficient to pay all amounts contemplated by this Agreement to be paid by it at the Closing and to perform its obligations hereunder; provided that Buyer shall not be required to arrange for or obtain any such alternative financing on terms and conditions that are less favorable to Buyer and its Affiliates than the terms contained in the Debt Financing Commitment and the Fee Letter. Buyer shall promptly deliver to Sellers true, complete and correct copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of the Financing. For purposes of this Agreement, references to “Financing,” “Equity Financing” and “Debt Financing” shall include the financing contemplated by the applicable Financing Commitments as permitted or required by this Section 5.11 to be amended, modified, supplemented, restated, assigned, substituted or replaced and references to “Financing Commitments,” “Equity Financing Commitment”, “Debt Financing Commitment” and “Fee Letter” shall include such documents as permitted or required by this Section 5.11 to be amended, modified, supplemented, restated, assigned, substituted or replaced, in each case from and after such amendment, modification or replacement.
(c)    Prior to the Closing, Sellers shall, and shall cause each of their Affiliates (including the Transferred Companies) to, and shall use their respective reasonable best efforts to cause its and their representatives to, provide to Buyer such cooperation as may be reasonably requested by Buyer to assist Buyer in causing the conditions in the Financing Commitments to be satisfied and such cooperation as is otherwise necessary or reasonably requested by Buyer in connection with Buyer’s obtaining the Financing in accordance with its terms. Such cooperation shall include: (i) granting the Buyer’s financing sources access to the Books and Records (including cash management and accounting systems) and to any information about the Transferred Companies and the Business as Buyer may reasonably request in order to permit such Buyer’s financing sources to conduct an appropriate due diligence review of the Transferred Companies and the Business; (ii) making available to Buyer and such Buyer’s financing sources its and the Transferred Companies’ employees and representatives for participation in a customary and reasonable number of meetings, presentations and due diligence sessions; (iii) furnishing to Buyer and such Buyer’s financing sources such financial statements, financial data, audit reports and information as Buyer may reasonably request; (iv) causing the Transferred Companies to execute and deliver (or using reasonable best efforts to obtain from their advisors) such documents, Contracts (including definitive financing documents, pledge documents and security documents), certificates (including a solvency certificate from the chief financial officer of the Transferred Companies), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by the Buyer, in each case to be effective as of or after the Closing, (v) facilitating the pledging of, and the granting, recording and perfection of security interests in, share certificates, securities and other collateral at and after the Closing, (vi) causing the Transferred Companies to take such corporate actions, effective as of or after the Closing, as shall be reasonably requested by the Buyer to permit the consummation of the Financing and to permit the proceeds thereof to be made available at the Closing, (vii) causing the Transferred Companies to deliver notices of prepayment, termination or redemption within the time periods required by the relevant agreements governing any existing Indebtedness of the Transferred Companies, and obtaining customary payoff letters, prepayment notices, Lien terminations and instruments of discharge to be delivered at Closing, to allow the payoff, discharge and termination in full on the Closing Date of all existing Indebtedness of the Transferred Companies, and (viii) furnishing the Buyer and its financing sources promptly with all documentation and other information which any lender providing or arranging the Debt Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act. Such requested cooperation shall not unreasonably interfere with the ongoing operations of the Sellers or the Transferred Companies. In no event shall the Sellers, the Transferred Companies or any of their respective Subsidiaries be required to (1) bear any cost or expense, pay any fee, enter into any definitive agreement or incur any other liability in connection with the Debt Financing prior to the Closing, in each case, except to the extent covered by the Buyer’s obligations pursuant to the terms of the immediately following sentence, (2) except for the prepayment, termination or redemption notices described in clause (vii) of this Section 5.11(c) and documents delivered pursuant to clause (viii) of this Section 5.11(c), enter into any definitive agreement in connection with the Debt Financing prior to the Closing or (3) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Sellers or the Transferred Companies. Buyer shall promptly, upon request by the Seller Representative, reimburse the Sellers for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Sellers or any of their respective Subsidiaries and their respective Representatives in connection with the Debt Financing, including the cooperation of the Sellers, the Transferred Companies and their respective Subsidiaries and Representatives contemplated by this Section 5.11, and shall indemnify and hold harmless the Sellers and their Subsidiaries and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except to the extent any of the foregoing arise from (i) the gross negligence or willful misconduct of, or material breach of this Agreement by, the Sellers, the Transferred Companies or their respective Subsidiaries or (ii) historical information provided, directly or indirectly, by the Sellers, the Transferred Companies or their respective Subsidiaries that was requested by Buyer or any of its Representatives or Financing Sources in connection with the arrangement of the Debt Financing. Sellers shall keep confidential and not disclose to any Person (other than their representatives, on a need-to-know basis and in connection with the transactions contemplated hereby), the Debt Finacning Commitment, the Fee Letter or the terms thereof, without prior written consent of the Buyer, except as such Seller may be required to disclose any such information by judicial or administrative process or by other requirements of Law.
Section 5.12    Exercise of Warrants. At least five (5) Business Days prior to the Closing (or at such earlier time as any Warrant Holder so elects), each Warrant Holder will exercise each of the Warrants held by such Warrant Holder, and (if applicable) each IRA Seller will cause its related IRA that holds Warrants to exercise each of the Warrants held by such IRA, in each case by surrendering each such Warrant to the Company with the exercise form attached thereto duly completed and executed. Each such Warrant shall be exercised on a “net exercise” basis, with the number of shares of Common Stock issuable upon such exercise reduced by that number of shares of Common Stock having a Fair Market Value (as defined in the applicable Warrant) equal to the aggregate Warrant Price (as defined in the applicable Warrant) for the shares of Common Stock being purchased. Each Seller acknowledges and agrees that each share of Common Stock issued pursuant to the exercise of the Warrants held by such Warrant Holder will be a Share for all purposes of this Agreement, and each Warrant Holder and each applicable IRA Seller shall direct the Company to issue such Shares into the custody of the Seller Representative as if the Seller Representative had requested such delivery pursuant to Section 1.6 hereof.
Section 5.13    Termination of Affiliate Transactions; Intercompany Balances. Except as set forth on Section 5.13 of the Seller Disclosure Letter, Sellers shall, and shall cause their Affiliates to, take such actions as may be necessary to terminate, prior to the Closing, all Affiliate Transactions, and Sellers shall ensure that none of the Transferred Companies that are parties thereto shall incur any liability in connection with such termination. Except as set forth in Section 5.13 of the Seller Disclosure Letter, Sellers shall cause all receivables and payables between any Transferred Company, on the one hand, and any Seller or any Affiliate of any Seller (other than the Transferred Companies), on the other hand, to be settled or extinguished prior to the Closing.
Section 5.14    Non-Compete; Non-Solicitation.
(g)    Non-compete. For a period of two (2) years after the Closing Date, Tiptree shall not, and shall not permit any of its controlled Affiliates (whether now existing or existing subsequent to the date of this Agreement) to, directly or indirectly, conduct, operate, control, manage, participate, own, invest in or otherwise engage in, any business engaged in the sale or administration of corporate owned life insurance products, bank owned life insurance products or similar insurance products, as conducted as of the date of this Agreement or as of the Closing Date, in any geographical jurisdiction in which the Business operates as of the date of this Agreement or as of the Closing Date (a “Competing Business”). Notwithstanding the foregoing, nothing in this Section 5.14(a) shall prohibit (x) Tiptree or its Affiliates from owning or investing in not more than 5% of the outstanding capital stock of any publicly traded company, so long as Tiptree or the applicable Affiliate does not have any representative, designee or nominee on the board of directors (or equivalent body) of such company and does not actively participate in the business of such company or (y) Tiptree or its Affiliates from (i) selling any of its assets or businesses to a Person engaged in lines of business that compete with the Competing Business; (ii) managing or controlling investment funds that make investments in Persons engaging in a Competing Business, so long as such investments are in the ordinary course of business and not for the account of any such Person; or (iii) providing investment management and similar services to any Person engaging in a Competing Business.
(h)    Non-Solicitation of Employees. For a period of two (2) years after the Closing Date, Tiptree shall not, and shall not permit any of its controlled Affiliates (whether now existing or existing subsequent to the date of this Agreement) to, directly or indirectly, for its own benefit or the benefit of any other Person, solicit or attempt to solicit, or induce or attempt to induce, or employ or hire (as an employee or independent contractor), any current Employee of the Transferred Companies to leave his or her employment with Buyer, the Transferred Companies or their respective Affiliates or successors in interest. The restrictions in this Section 5.14(b) shall cease to apply to any Employee six months after the date of termination of his or her employment with Buyer, the Transferred Companies or their respective Affiliates or successors in interest, provided that such Employee has not terminated his or her employment at the encouragement of Tiptree or any of its Affiliates. Nothing in this Section 5.14(b) shall restrict or preclude Tiptree or any of its Affiliates from making generalized searches for employees by the use of advertisements in the media or by engaging search firms that are not instructed to solicit any of the current Employees.
(i)    The parties agree that the agreements contained in this Section 5.14 are reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business, the Transferred Companies and the Shares. Tiptree further acknowledges and agrees that Buyer’s agreements contained in this Agreement, including its agreements to acquire the Shares indirectly owned by Tiptree, are being entered into by Buyer in exchange for and reliance upon the agreements of Tiptree contained in this Section 5.14. Tiptree acknowledges and agrees that the remedy of indemnity payments pursuant to Article X and the other remedies at law for any breach of the requirements of this Section 5.14 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy, in any proceeding which may be brought to enforce any of the provisions of this Section 5.14.
(j)    If, at the time of enforcement of the agreements contained in this Section 5.14, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration and scope reasonable under such circumstances shall be substituted for the stated duration and scope and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum scope and duration permitted by applicable Law.
ARTICLE VI
TAX MATTERS

Section 6.1    Taxes; Tax Returns.
(k)    Sellers shall pay, reimburse, indemnify and hold harmless the Buyer Indemnitees for, from and against any and all Taxes and other Losses in respect of Taxes that (i) are imposed on or with respect to the Transferred Companies for any Pre-Closing Tax Period, and, without duplication, any interest, penalty or additions to Tax accruing after the Closing Date on Taxes described in this clause (i), (ii) arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of the Transferred Companies having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Closing, (iii) are imposed by reason of the Transferred Companies having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of transactions taking place prior to the Closing, and (iv) resulting from an inclusion under Section 951 of the Code by any Transferred Company at the end of the taxable year of any Transferred Subsidiary that is a controlled foreign corporation (as defined under Section 957 of the Code) that includes the Closing Date to the extent such inclusion results from any transactions or activities occurring between the beginning of the taxable year of such controlled foreign corporation that includes the Closing Date and through the Closing, in each of the above cases, to the extent such Taxes exceed the accrual in respect thereof shown on the Closing Statement as finally determined; provided, that, Sellers shall not be liable or otherwise be required to pay, reimburse, indemnify or hold harmless Buyer Indemnitees for, from and against any Taxes (or any other Losses in respect of Taxes) with respect to any (x) transaction of Buyer or any of its Affiliates not in the ordinary course of business that occurs on the Closing Date but after the Closing, (y), filing of any amended Tax Return or change in any Tax election or accounting method with respect to the Transferred Companies relating to any Pre-Closing Tax Period after the Closing Date by Buyer, any of its Affiliates, or any transferee of Buyer or its Affiliates or (z) transactions pursuant to the Buyer Restructuring. The amount of any payments required to be made pursuant to this Section 6.1 shall be computed (i) without regard to any net operating loss, net capital loss or other Tax deduction, credit or benefit that is attributable to, arises from or relates to any Post-Closing Tax Period and (ii) assuming that any income or gain attributable to the Buyer Restructuring is allocated to a Post Closing Tax Period (including pursuant to Section 6.1(c)). To the extent permitted by Law, Buyer shall elect to carry forward any net operating loss, net capital loss or other Tax assets generated in a Post-Closing Tax Period. For the avoidance of doubt, the limitations described in Sections 9.4(a) and (b) shall not apply to this Section 6.1(a).
(l)    The Seller Representative shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Transferred Companies that are due prior to the Closing Date and (ii) causing the Transferred Companies to pay all Taxes of or with respect to the Transferred Companies reflected on such Tax Returns that become due and payable prior to the end of the day on the Closing Date, in each case, within the time and in the manner prescribed by Law. All such Tax Returns shall be prepared and filed in accordance with past practices and the requirements of this Agreement, except as required by applicable Law.
(m)    Buyer shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Tax Returns with respect to the Transferred Companies for Pre-Closing Periods that are due after the Closing Date and all Straddle Period Tax Returns and (ii) causing all Taxes with respect to such Tax Returns to be paid, in each case, within the time and in the manner prescribed by Law. All such Tax Returns shall be prepared and filed in accordance with past practices and the requirements of this Agreement, to the extent permitted by applicable Law. Sellers will reimburse Buyer for Taxes reflected on such Tax Returns within ten (10) days after such Tax Returns are filed to the extent that such Taxes are indemnifiable by Sellers under Section 6.1(a). The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period or a Straddle Period shall be exclusively within the control of Buyer.
(n)    Each of the Seller Representative, on one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to make any Tax Returns and work papers in respect of Pre-Closing Tax Periods and Straddle Periods for which such party is responsible for preparing available for review by the other party sufficiently in advance of the due date for filing such Tax Returns (after taking into account available extensions), but in all events at least thirty (30) days prior to the date such Tax Return is required to be filed, to provide such other party with a meaningful opportunity to analyze, comment on and dispute such Tax Returns and for such Tax Returns to be modified, as appropriate, before filing. With respect to any Tax Returns for Pre-Closing Tax Periods prepared by Buyer, Buyer shall reflect any reasonable comments made by Sellers. In the event of any disagreement between Buyer and Seller Representative, such disagreement shall be resolved by the Independent Accountant, and any such determination by the Independent Accountant shall be final unless otherwise not consistent with a determination (as defined in Section 1313(a) of the Code). The fees and expenses incurred pursuant to this Article VI of the Independent Accountant shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.
(o)    For purposes of this Section 6.1, any liability for Taxes attributable to a Taxable Period that begins before and ends after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period ending on the Closing Date and the portion beginning on the day after the Closing Date (i) in the case of real and personal property Taxes, by apportioning such Taxes on a per diem basis, (ii) in the case of Taxes based upon an amount of premiums, the amount of Tax imposed based upon the amount of premiums written or deposits made as of and including the Closing, and (iii) in the case of all other Taxes, on the basis of a closing of the books as of the end of day on the Closing Date.

(p)    After the Closing, Buyer and Sellers shall not, and shall not permit any of their Affiliates to, amend any Tax Returns or change any Tax elections or accounting methods with respect to the Transferred Companies relating to any Pre-Closing Tax Period to the extent such amendment or change could reasonably be expected to have a material cost to the other party, including the Transferred Companies.

Section 6.2    Books and Records; Cooperation. The parties to this Agreement and their respective Affiliates will provide each other with such cooperation and information as the Buyer or Sellers reasonably may request of the other or such Affiliates with respect to any Tax matter at the expense of the requesting Party (unless such expense is a Loss for which an indemnity is due), provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.
Section 6.3    Transfer Taxes. All Transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be borne equally between Sellers, on the one hand, and Buyer, on the other hand; provided that any Transfer Taxes resulting from the Buyer Restructuring shall be solely for the account of the Buyer.
Section 6.4    Refunds. All refunds, credits or offsets of Taxes (including interest actually received thereon from a relevant taxing authority) for which Sellers are responsible pursuant to Section 6.1(a) or Section 9.2 (other than to the extent such refund, credit or offset results from the carryback of a Tax attribute of any Transferred Company generated in a Post-Closing Tax Period or is reflected in the Closing Statement) shall be for the account of Sellers, and Buyer shall promptly pay such amounts (less any net Taxes incurred by Buyer, its Affiliates or the Transferred Companies in connection with the receipt of such refund, credit, offset or interest) to Sellers if such refunds, credits or offsets are received by Buyer or any Transferred Company. Buyer shall be entitled to all other refunds, credits or offsets of Taxes (including interest received thereon from a relevant taxing authority) in respect of any Taxes of the Transferred Companies, and Sellers shall pay such amounts to Buyer if such amounts are received by Sellers or any Affiliate thereof (less any net Taxes incurred by Sellers or their Affiliates in connection with the receipt of such refund, credit, offset or interest).
Section 6.5    Tax Contests. Each of the Seller Representative, on one hand, and Buyer, on the other hand, shall promptly notify the other in writing upon receipt by the Seller Representative, Buyer, any Transferred Company or any of their Affiliates of notice of any Tax audits, examinations or assessments that could give rise to a liability for which the other party is responsible under this Agreement, provided that failure to provide such notice shall not limit the rights of such party under this Article VI except to the extent the other party is materially prejudiced by such failure. The Seller Representative shall control the portion of any such audit, examination or proceeding that relates to any Taxes for which Sellers are responsible, provided that the Seller Representative shall (i) keep Buyer regularly informed as to the status of any such audit, examination or proceeding (including by providing copies of all notices received from the relevant Tax Authority), (ii) permit Buyer to participate in any such audit, examination or proceeding at Buyer’s expense and (iii) to the extent it could have an adverse impact on Buyer or its Affiliates in a Post-Closing Tax Period, not settle or compromise any such audit, examination or proceeding without the consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall control any audit, examination or proceeding (or portion thereof) that does not relate to Taxes for which Sellers are responsible under Section 6.1(a) or Section 9.2.
Section 6.6    Tax Sharing Agreements. Prior to the Closing Date, Sellers shall terminate all Tax Sharing Agreements between any Transferred Company, on the one hand, and any Seller or any of their respective Affiliates (other than the Transferred Companies), on the other hand, such that no Transferred Company shall have any obligations thereunder following the Closing.
Section 6.7    Overlap. To the extent of any inconsistency between Section 6.5 and Section 9.6, this Article VI shall control as to Tax matters.
ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1    Conditions to the Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions (or waiver thereof in writing by Buyer and the Seller Representative on behalf of Sellers):
(c)    No Restraints. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law.
(d)    Other Governmental Approvals. Each of the Governmental Approvals set forth in Section 3.2 of the Seller Disclosure Letter and Section 4.2 of the Buyer Disclosure Letter, in connection with the consummation of the transactions contemplated hereby, shall have been made or obtained and no consent, approval, permit or authorization shall have been revoked; and, if applicable, any waiting period in respect thereof (and any extensions thereof) shall have expired or otherwise been terminated without disapproval thereof.

(e)    RGA Indebtedness. The RGA Indebtedness will be eligible for prepayment and the notes issued in respect thereof eligible for redemption, in each case pursuant to Section 3.17(d) of the Note Purchase Agreement on the Closing Date.

Section 7.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions (or waiver thereof in writing by Buyer):
(k)    Representations; Performance. The representations and warranties of Sellers set forth in Article II and Article III of this Agreement (other than the Seller Fundamental Representations) shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers therein) at and as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except to the extent expressly made at and as of a specific date, in which case as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect. The Seller Fundamental Representations (i) that are qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all material respects, in each case at and as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date). Sellers shall have in all material respects duly performed or complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date. Each Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a duly authorized officer (in the case of any Seller that is not a natural person) or by such Seller (in the case of a Seller who is a natural person) to the effect set forth above in this Section 7.2(a).
(l)    No Material Adverse Effect. No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist since the Reference Date that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
(m)    Third Party Approvals. The Third Party Approvals set forth on Schedule 7.2 shall have been obtained and shall not have been revoked.

Section 7.3    Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following additional conditions (or waiver thereof in writing by the Seller Representative on behalf of Sellers):
(a)    Representations; Performance. The representations and warranties of Buyer set forth in Article IV of this Agreement (other than the Buyer Fundamental Representations) shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers therein) at and as of the date of this Agreement and as of the Closing Date with the same effect as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such specific date), except where the failure to be so true and correct would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement. The Buyer Fundamental Representations (i) that are qualified by materiality shall be true and correct in all respects and (ii) that are not so qualified shall be true and correct in all respects, in each case at and as of the date of the Agreement and at and as of the Closing Date with the same effect as though made at and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date). Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. Buyer shall have delivered to the Seller Representative a certificate dated the Closing Date and signed by a duly authorized officer to the effect set forth above in this Section 7.3(a).
Section 7.4    Frustration of Closing Conditions. The Sellers may not rely as a basis for not consummating the transactions contemplated hereby on the failure of any condition set forth in Section 7.3 to be satisfied if such failure was directly caused by the Sellers’ failure to perform in all material respects any of its material obligations under this Agreement. Buyer may not rely as a basis for not consummating the transactions contemplated hereby on the failure of any condition set forth in Section 7.2 to be satisfied if such failure was directly caused by the Buyer’s failure to perform in all material respects any of its material obligations under this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(n)    by the written agreement of Buyer and the Seller Representative;
(o)    by either Buyer or the Seller Representative by notice to the other party, if:
(i)    the Closing shall not have been consummated on or before July 31, 2015 (as may be extended in accordance with this clause (b), the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time; provided further, that if the Closing has not occurred by July 31, 2015 due solely to the failure of any Governmental Approval set forth in Section 3.2 of the Seller Disclosure Letter or Section 4.2 of the Buyer Disclosure Letter to have been obtained as contemplated by Section 7.1(b), the End Date shall be automatically extended to the date that is the last day of the month that is three months after the month in which the End Date occurs; or
(ii)    (A) there shall be any Law that permanently makes consummation of the Closing illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any Governmental Authority having competent jurisdiction permanently enjoining Buyer or Sellers from consummating the Closing is entered and such judgment, injunction, judgment or order shall have become final and nonappealable.
(p)    by Buyer by notice to the Seller Representative, if a breach of any representation or warranty or failure to perform or comply with any covenant or agreement set forth in this Agreement on the part of Sellers shall have occurred that would cause the condition set forth in Section 7.2(a) not to be satisfied and such breach or failure shall not have been cured or eliminated within thirty (30) days following receipt by the Seller Representative of written notice thereof from Buyer or the End Date, whichever is earlier; provided that Buyer will not have the right to terminate this Agreement pursuant to Section 8.1(c) if the Seller Representative could then terminate this Agreement pursuant to Section 8.1(d) or if Buyer is otherwise then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(q)    by the Seller Representative by notice to Buyer, if a breach of any representation or warranty or failure to perform or comply with any covenant or agreement set forth in this Agreement on the part of Buyer shall have occurred that would cause the condition set forth in Section 7.3(a) not to be satisfied and such breach or failure shall not have been cured or eliminated within thirty (30) days following receipt by Buyer of written notice thereof from the Seller Representative or the End Date, whichever is earlier; provided that the Seller Representative will not have the right to terminate this Agreement pursuant to Section 8.1(d) if the Seller Representative could then terminate this Agreement pursuant to Section 8.1(c) or if any Seller is otherwise then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(r)    by the Seller Representative by notice to Buyer, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is at the time of such notice of termination capable of being satisfied as if such time were the Closing), (ii) the Seller Representative has irrevocably notified Buyer in writing (A) that all of the conditions set forth in Sections 7.1 and 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is at the time of such notice of termination capable of being satisfied as if such time were the Closing), and (B) that Sellers are ready, willing and able to consummate the Closing; and (iii) Buyer fails to consummate the Closing within three (3) Business Days following the date the Closing was required by Section 1.3.

Section 8.2    Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall, except as expressly indicated in the last sentence of this Section 8.2, become void and of no effect without liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, representatives or advisors) to the other parties hereto, provided that no such termination shall relieve either party of liability for fraud or any willful and material breach of this Agreement or for any liability existing pursuant to the surviving provisions expressly indicated in the last sentence of this Section 8.2. For purposes hereof, “willful and material breach” means a material breach by a party to this Agreement as a result of an action or failure to act by such party that such party knew would result in a breach of this Agreement. The provisions of Section 1.6(d) (Seller Representative Indemnification), Section 5.6 (Public Announcements), the reimbursement and indemnification provisions of Section 5.11(c), this Section 8.2 (Termination), Section 8.3 (Termination Fee), Section 10.1 (Certain Terms), Section 10.2 (Construction) and Article XI (Miscellaneous) shall survive any termination hereof pursuant to Section 8.1.
Section 8.3    Termination Fee.
(a)    In the event that this Agreement is terminated by the Seller Representative pursuant to Section 8.1(d) or Section 8.1(e) or is otherwise terminated when terminable pursuant to Section 8.1(d) or Section 8.1(e), then Buyer shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Tiptree (in its individual capacity, and not as Seller Representative hereunder) or its designees the Termination Fee (an amount equal to $10,000,000) (the “Termination Fee”) by wire transfer of same day funds (it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion). Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Termination Fee or expanding the circumstances in which the Termination Fee is to be paid, it is agreed that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Sellers in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.
(b)    Notwithstanding anything to the contrary in this Agreement, in the event Buyer fails to effect the Closing or otherwise breaches this Agreement or fails to perform hereunder, then, except as and only to the extent expressly permitted by Section 11.10, Sellers’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Buyer Related Parties in respect of this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitment, the Limited Guaranty and the Debt Financing Commitment, but excluding the Confidentiality Agreement) and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with (and subject to the conditions of) this Article VIII and collect, if due, the Termination Fee and any reimbursement or indemnity obligations under Section 5.11(c) or Section 11.3 from Buyer or pursuant to the Limited Guaranty from Guarantors, and upon payment of such amounts in accordance with Section 5.11(c), Section 11.3 and this Section 8.3(b), except in connection with an order of specific performance as and only to the extent provided in Section 11.10, (A) no Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitment, the Limited Guaranty and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, (B) neither Sellers nor any other Seller Related Party shall be entitled to bring or maintain any claim, action, proceeding or other Litigation against Buyer or any other Buyer Related Party arising out of or in connection with this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitment, the Limited Guaranty and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and (C) Sellers and the Seller Representative shall use their reasonable best efforts to cause any claim, action, proceeding or other Litigation pending in connection with this Agreement, any Contract executed in connection herewith (including the Equity Financing Commitment, the Limited Guaranty and the Debt Financing Commitment, but excluding the Confidentiality Agreement) or any of the transactions contemplated hereby or thereby, to the extent maintained by Sellers or another Seller Related Party against Buyer or any other Buyer Related Party, to be dismissed with prejudice promptly following the payment of any such amounts. For the avoidance of doubt, (x) under no circumstances shall Sellers (directly or through the Seller Representative) be entitled to collect the Termination Fee on more than one occasion and (y) under no circumstances shall Sellers (directly or through the Seller Representative) be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 11.10 that results in the Closing occurring and any money damages, including the Termination Fee. In connection with any loss suffered as a result of any breach of any representation, covenant or agreement in this Agreement or the failure of the Closing to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Seller Representative is permitted to terminate this Agreement and cause Tiptree or its designee to receive the Termination Fee pursuant to this Section 8.3 or any reimbursement or indemnity obligations under Section 5.11(c), Section 11.3 or the Limited Guaranty, Sellers agrees that the maximum aggregate liability of Buyer shall be limited to an amount equal to the amount of the Termination Fee plus any reimbursement or indemnity obligations under Section 5.11(c), Section 11.3 and the Limited Guaranty, and in no event shall Sellers (directly or through the Seller Representative) seek to recover any money damages in excess of such amount. In no event shall Sellers (directly or through the Seller Representative) seek equitable relief or to recover monetary damages from any Buyer Related Party in connection with the transactions contemplated by this Agreement other than (i) Buyer pursuant to (and subject to the conditions of) this Agreement and (ii) monetary damages from Guarantors pursuant to (and subject to the conditions of) the Limited Guaranty.
(c)    The parties acknowledge that the agreements contained in this Section are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.
ARTICLE IX
INDEMNIFICATION
Section 9.1    Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the date that is eighteen (18) months following the Closing Date (the “Survival Period”); provided that the representations and warranties in Section 3.17 (other than Section 3.17(i), (k) and (l)) shall survive for the applicable statute of limitations plus sixty (60) days and the representations and warranties in Section 3.17(i), (k) and (l) shall survive until the earlier of (x) the date that is three (3) years following the Closing Date and (y) the Early Termination Date; provided further, that the representations and warranties in Sections 2.1 (Authority), 2.2 (Ownership of Securities), 2.3 (Corporate Status), 2.6 (Finders’ Fees); 3.1 (Corporate Status), 3.4

(Capitalization), and 3.31 (Finders’ Fees) (collectively, the “Seller Fundamental Representations”) shall survive the Closing indefinitely or until the latest date permitted by Law. Unless a specified period is set forth in this Agreement (in which event such specified period will control), covenants and agreements of the parties contained in this Agreement that by their terms are required to be satisfied or complied with prior to the Closing shall for purposes of this Article IX survive the Closing until the eighteen (18) month anniversary of the Closing Date. The covenants and agreements of the parties contained in this Agreement that by their terms are required to be satisfied or complied with after the Closing shall survive the Closing in accordance with their respective terms. Notwithstanding the preceding sentences, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement for Losses arising as a result of an inaccuracy or breach thereof shall survive the time at which it would otherwise terminate pursuant to the preceding sentences with respect to any particular claim for indemnification thereunder, if written notice of the inaccuracy or breach thereof giving rise to such claim for indemnification shall have been given to the party against whom such indemnity may be sought prior to such time in accordance with the procedures set forth in this Article IX.
Section 9.2    Indemnification by Sellers.
(d)    Subject to Section 9.2(b), Sellers shall, severally and not jointly, defend, indemnify and hold harmless each of Buyer, its Affiliates, and, after the Closing, the Transferred Companies, and their respective officers, directors, employees, agents, advisers, successors and permitted assigns and representatives (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all losses, liabilities, damages, costs, out-of-pocket expenses (including reasonable expenses of investigation, enforcement and collection and reasonable attorneys’ and accountants’ fees and expenses in connection with any Litigation), whether or not involving a third-party claim, interest, penalties and regulatory fines, settlements and consents to judgment, and judicial awards and judgments, (collectively, “Losses”), resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty made by any Seller in Article II hereof, (ii) any inaccuracy in or breach of any representation or warranty made by the Sellers (or by Tiptree with respect to PHAC) in Article III hereof, (iii) any breach of any covenant or agreement, nonfulfillment or default in the performance of any of the covenants and agreements of such Seller under this Agreement, (iv) any Controlled Group Liability, or (v) any Leakage Amount to the extent such Leakage Amount was not deducted from the consideration paid by Buyer in accordance with Section 1.4.
(e)    Any amounts required to be paid by any Seller pursuant to this Article IX shall be satisfied in the following manner: (A) with respect to the satisfaction of indemnification obligations arising pursuant to Section 9.2(a)(i), the obligation shall be considered the sole obligation of the individual Seller that breached the applicable representation and warranty in Article II, or if multiple Sellers so breached, the several but not joint obligation of all such Sellers, apportioned based on their relative Allocated Portions, (B) with respect to the satisfaction of indemnification obligations arising pursuant to Section 9.2(a)(ii) and Section 9.2(a)(iii), the obligations of Sellers shall be considered several and not joint, apportioned among all Sellers based on their relative Allocated Portions; provided that, as among the Sellers, non-breaching Sellers may seek recovery from breaching Sellers (but not the Seller Representative, in its capacity as such) for Losses incurred pursuant to this Article IX.

Section 9.3    Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Sellers and Sellers’ respective officers, directors, employees, agents, advisers, successors and permitted assigns and representatives (collectively, the “Seller Indemnitees”) from and against, any and all Losses resulting from or arising out of (a) any inaccuracy in or breach of any representation or warranty made by Buyer in Article IV hereof or in any certificate or instrument delivered pursuant hereto or (b) any breach of any covenant or agreement, nonfulfillment or default in the performance of any of the covenants and agreements of the Buyer under this Agreement.
Section 9.4    Certain Limitations.
(d)    After the Closing, except with respect to inaccuracies in or breaches of the Seller Fundamental Representations and without limiting the provisions of Section 6.1(a), Sellers shall not be required to indemnify Buyer Indemnitees (i) for Losses under Section 9.2(a)(i) and Section 9.2(a)(ii) until the aggregate amount of all such Losses exceeds $1,500,000 (the “Deductible”), in which event Sellers shall be responsible only for Losses in excess of the Deductible, or (ii) for Losses under Section 9.2(a)(i) and Section 9.2(a)(ii) in the aggregate in excess of an amount equal to 12.9% of the Closing Cash Consideration (the “Cap”) or (iii) with respect to any individual Seller, for Losses in excess of such Seller’s aggregate proceeds from the transactions contemplated hereby (which, in the case of the Company Sellers, shall include the proceeds paid to the IRAs).
(e)    After the Closing, except with respect to inaccuracies in or breaches of the representations and warranties contained in Sections 4.1 (Corporate Status), 4.2 (Corporate and Governmental Authorization) and 4.8 (Finders’ Fees) (the “Buyer Fundamental Representations”), Buyer shall not be required to indemnify Seller Indemnitees (i) for Losses under Section 9.3(a) until the aggregate amount of all such Losses exceeds the Deductible, in which event Buyer shall be responsible only for Losses in excess of such Deductible, or (ii) for Losses in excess of the Cap.
(f)    For purposes of this Article IX, with respect to any inaccuracy or breach of any representation or warranty, any express qualifications or limitations set forth in such representation or warranty as to “materiality”, “Material Adverse Effect” and similar materiality qualifications contained therein shall be disregarded solely for purposes of determining the amount of Losses of the applicable Indemnified Party’s in respect of such breach or inaccuracy, but not for purposes of establishing whether the representation or warranty as made by the applicable party or parties to this Agreement was actually inaccurate or breached.
(g)    Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement.
(h)    The rights and remedies of any party in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts or circumstances upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.
(i)    Except as provided in Section 11.10, the indemnities provided for in Article VI and this Article IX shall be the sole and exclusive remedy of Buyer Indemnitees or Seller Indemnitees, as the case may be, after the Closing for any inaccuracy of any representation or warranty of Sellers or Buyer, respectively, herein or any other breach of this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud or willful breach (as defined in Section 8.2) by the other party in connection with the transactions contemplated hereby.
(j)    No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages, lost profits, diminution of value or consequential, special or indirect damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof, other than any such damages arising in connection with a Third Party Claim; provided that, notwithstanding the foregoing, Sellers shall be liable hereunder for lost profits and consequential damages to the extent they are (i) not based on any special circumstances of the Indemnified Party not actually known to the Sellers, (ii) the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder and (iii) resulting from breaches or inaccuracies of the representations and warranties in Section 3.17(i), (k) and (l)).
(k)    In no event will any Seller or any of their respective Affiliates have any liability hereunder in respect of the Losses of any Person to the extent such Losses result from or arise out of the Buyer Restructuring and would not have been incurred by any Person but for the Buyer Restructuring. For the avoidance of doubt, subject to the foregoing sentence, the consummation of the Buyer Restructuring shall not limit the Buyer

Indemnitees’ right to indemnification under Section 9.2, and the Buyer Indemnitees shall be entitled to indemnification of their Losses to the same extent that such indemnification would have been available had the Buyer Restructuring not occurred.
(l)    Notwithstanding anything to the contrary in this Agreement, none of the limitations in this Section 9.4 shall apply in the event of any fraud or willful breach on the part of any of the parties.
(m)    The rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Buyer. Sellers hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into this transaction in express reliance upon the representations and warranties of Sellers made in this Agreement.

Section 9.5    Payment Adjustments.
(f)    Any indemnity payment made by Sellers to Buyer Indemnitees, on the one hand, or by Buyer to Seller Indemnities, on the other hand, pursuant to this Article IX in respect of any Loss shall be net of an amount equal to (x) any insurance proceeds actually received by the Indemnified Party in respect of such claim minus (y) any related costs and expenses, including the aggregate cost of pursuing any related insurance claims plus any related increases in insurance premiums or other chargebacks. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(g)    Any Loss suffered or incurred by the Buyer Indemnitees or the Seller Indemnitees for which an indemnification claim is made under this Agreement shall be (i) net of, and reduced by the amount of any reduction in Taxes actually realized by the indemnified party during the period ending two (2) years following the end of the Tax year in which such Loss was incurred (determined on a “with and without” basis) (“Tax Benefit”) and (ii) shall be increased by any increase in Taxes actually realized by the indemnified party during the period ending two (2) years following the end of the Tax year in which such Loss was incurred (determined on a “with and without” basis) as a result of its entitlement to indemnification (“Tax Detriment”); provided, for the avoidance of doubt, that a Tax

Detriment shall not include any increase in Taxes arising out of an indemnification payment treated as an adjustment to the Purchase Price as provided under Section 9.5(c). If the indemnified party receives a Tax Benefit or Tax Detriment after it has already received an indemnification payment on account of its claim, then the indemnifying party or indemnified party, as applicable, shall promptly thereafter make a corrective payment.
(h)    Any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price.
Section 9.6    Third Party Claim Procedures. In the case of any Litigation asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (an “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has written notice of such Third Party Claim, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim; provided that (a) counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (b) the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the such Indemnifying Party is materially prejudiced as a result of such failure to give notice. If the Indemnifying Party does not promptly assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. If the Indemnified Party and the Indemnifying Party have conflicting (or substantially divergent) interests in respect of the matter at issue, or (ii) the Indemnified Party shall have the right to take over and control the defense, settlement, negotiation or Litigation relating to any such Third Party Claim, and the Indemnifying Party shall pay the reasonable fees and expenses of the Indemnified Party’s counsel in respect thereof; provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed. In any event, Sellers, and Buyer shall cooperate in the defense of any Third Party Claim subject to this Article IX and the records of each shall be reasonably available to the other with respect to such defense. This Section 9.6 shall not apply to Third Party Claims in respect of Taxes, which shall be governed by Section 6.5.

Section 9.7    Other Claims. A claim for indemnification to the extent not resulting from a Third Party Claim may be asserted by written notice to the party from whom indemnification is sought and, unless disputed by the Indemnifying Party by delivery of a written dispute notice to the party seeking indemnification within sixty (60) days after receipt by the Indemnifying Party of such claim for indemnification, shall be deemed agreed by all parties, final and undisputed and shall be paid by any such Indemnifying Party promptly, but in no even more than thirty (30) days after receipt of such undisputed claim for indemnification.
Section 9.8    Duty to Mitigate. Nothing herein shall relieve an Indemnified Party of its common-law duty to mitigate Losses.
Section 9.9    Escrow Account.
(h)    From the Closing Date until the date that is the later to occur of (i) the date that is the earlier of (x) three (3) years following the Closing Date and (y) the Early Termination Date and (ii) the date on which any and all claims by the Buyer Indemnitees for indemnification under this Article IX have been fully and finally resolved, if Tiptree proposes at any time to declare or pay a dividend, make a distribution or otherwise undertake any action that would reasonably be expected to result in the consolidated stockholders’ equity of Tiptree (determined in accordance with GAAP) being less than $200 million, then, prior to authorizing or taking any such action, Tiptree and Buyer will enter into an escrow agreement with an escrow agent reasonably acceptable to Tiptree and Buyer, which agreement shall be on terms reasonably acceptable to Tiptree and Buyer. The escrow agreement shall provide that (i) if the escrow agreement is executed prior to the date that is the earlier of (x) three (3) years following the Closing Date and (y) the Early Termination Date, then upon execution of the escrow agreement, Tiptree will deposit into an escrow account with such escrow agent an amount of cash equal to the Cap, less any amounts actually paid by Tiptree prior to the execution date in respect of indemnification obligations pursuant to Sections 9.2(a)(i) or (ii) hereof; (ii) if the escrow agreement is executed on or after the date that is the earlier of (x) three (3) years following the Closing Date and (y) the Early Termination Date, then upon execution of the escrow agreement, Tiptree will deposit into an escrow account with such escrow agent an amount of cash equal to the aggregate amount claimed by the Buyer Indemnitees pursuant to pending claims for indemnification as of the execution date; (iii) the escrowed funds shall not be released (except to satisfy indemnification obligations owed to the Buyer Indemnitees under this Agreement or as contemplated by Section 9.9(b)) until any and all claims by the Buyer Indemnitees for indemnification under this Article IX have been fully and finally resolved, provided that, upon the date that is the earlier of (i) three (3) years following the Closing Date and (ii) the Early Termination Date, the balance of the escrowed funds shall be reduced to equal the aggregate amount claimed by the Buyer Indemnitees pursuant to pending claims for indemnification as of such date; and (iv) the escrow account, while in existence, will be the first source of recovery by the Buyer Indemnitees of any amounts subject to indemnification pursuant to Section 9.2(a)(i) or (ii) hereof and payable by Tiptree.
(i)    Tiptree’s obligations under Section 9.9(a) shall immediately terminate and become null and void, and any escrow agreement entered into pursuant thereto shall terminate and all amounts held in escrow pursuant to such escrow agreement shall be returned and released to Tiptree promptly upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of August 11, 2014, by and among Tiptree, Caroline Holdings LLC and Fortegra Financial Corporation.
ARTICLE X
DEFINITIONS
Section 10.1    Certain Terms.
(f)    The following terms have the respective meanings given to them below:
“2014 Excess Cash” means the amount, if any, by which PFASC’s consolidated cash and cash equivalents as of December 31, 2014 exceeds the RGA Reserved Amounts, as derived from the PFASC 2014 Financial Statements and calculated in accordance with the Accounting Principles, in a form consistent with, and subject to the adjustments set forth in, the sample Closing Statement attached as Annex A; provided that in the event of any inconsistency between the application of GAAP in the preparation of the PFASC 2014 Financial Statements and the Accounting Principles, the Accounting Principles shall apply.
“2014 Net Working Capital” means the amount of Current Assets less the amount of Current Liabilities, in each case as of the close of business on December 31, 2014.
“Accounting Principles” means GAAP consistently applied using the same accounting methods, historical policies, practices, principles and procedures, with consistent classifications, judgments and estimation methodologies as were used in the preparation of the PFASC Annual Financial Statements (in the case of calculations of 2014 Excess Cash, 2014 Net Working Capital, Current Assets, Current Liabilities and Excess Indebtedness) or the Annual Consolidated Financial Statements at and for the period ended on the Reference Date (in the case of the calculation of Leakage Amounts), in each case subject to the principles, practices and methodologies set forth on Annex C.
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, whether by way of asset purchase, stock purchase, merger, consolidation, share exchange, business combination or otherwise, of 20% or more of the assets or equity of the Transferred Companies.
“Additional Consideration” means the amount equal to the sum (whether positive or negative) of (i) the product of 0.9 multiplied by the amount (if any) of the 2014 Excess Cash, plus (ii) the WC Adjustment Amount (if positive), minus (iii) the absolute value of the amount of WC Adjustment Amount (if negative).

“Affiliate” means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person. For the avoidance of doubt, unless otherwise specified herein, the Transferred Companies shall be deemed “Affiliates” of Sellers (and not Buyer) prior to the Closing and shall be deemed “Affiliates” of Buyer (and not Sellers) from and after the Closing; it being understood that, for purposes of this definition, no Seller shall be deemed to be an Affiliate of Buyer.
“Affiliate Transaction” means any Contract with any Transferred Company (on one hand) and any Seller or Affiliate of Seller (other than a Transferred Company) or any officer, employee, consultant, director, stockholder of any Transferred Company, any Seller or an Affiliate of any Seller, on the other hand.
“Books and Records” means all books, accounts, ledgers and records (including documents, data, computer generated, recorded or stored records) relating to the business of the Transferred Companies, including customer lists, contract forms, applications, enrollment forms, policy information, policyholder information, claim records, sales records, underwriting records, administrative, pricing, underwriting, claims handling and reserving manuals, corporate and accounting and other records (including the books of account and other records), statutory filings of the Transferred Companies as required under applicable Law, Tax records (including Tax Returns), disclosure and other documents and filings required under applicable Law, financial records, and compliance records relating to the business of the Transferred Companies, including any database, magnetic or optical media and any other form of recorded, computer generated or stored information or process relating to the operations of the Transferred Companies.
“Business” means the business and operations of the Transferred Companies as conducted as of the date hereof and at any time between the date hereof and the Closing.
“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks in New York, New York, and Philadelphia, Pennsylvania are open for normal banking business.
“Buyer Disclosure Letter” means the letter, dated as of the date hereof, delivered by Buyer to the Seller Representative prior to the execution of this Agreement and identified as the Buyer Disclosure Letter.
“Buyer Party” means Buyer or any Affiliate of Buyer that is a party to any Transaction Agreement.
“Buyer Related Parties” means (i) Buyer, Guarantors and the Financing Sources, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of Buyer,

Guarantors or the Financing Sources or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.
“Buyer Restructuring” means those actions set forth in Section 1.9 or any other corporate, capital, debt or other restructuring of the Transferred Companies implemented by Buyer and its Affiliates following the Closing.
“Change of Control of Buyer” means (a) any transaction after which any “person” as such term is used in Section 3(a)(9) of the Exchange Act other than an Affiliate of The Blackstone Group L.P. (a “Non-Affiliate”), a Delaware limited partnership, becomes the “beneficial owner” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated under the Exchange Act), directly or indirectly, of securities of Buyer or its successor representing 50% or more of (1) the outstanding shares of common stock of Buyer or its successor or (2) the combined voting power of Buyer’s or its successor’s then outstanding securities; (b) the sale or disposition of all or substantially all of Buyer’s or its successor’s assets to a Non-Affiliate (or consummation of any transaction having similar effect); or (c) the dissolution or liquidation of Buyer or its successor.
“Closing Cash Consideration” means $155,000,000.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Benefit Plans” means each employee benefit plan, scheme, program, policy, practice, arrangement or contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other material employee benefits or remuneration of any kind including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, consulting, termination, retention, change in control or severance plan, program, policy, arrangement or contract, whether written, unwritten or otherwise, funded or unfunded, for the benefit of any Employee or any dependent or beneficiary thereof, or with respect to which any of the Transferred Companies has or may have any liability or obligation.
“Confidentiality Agreement” means the Nondisclosure Agreement, dated July 15, 2014, by and between Philadelphia Financial Group, Inc. and its Affiliates and Blackstone Tactical Opportunities Advisors, L.L.C.
“Contract” means any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable arrangement or agreement, whether in writing or oral.

“Controlled Group Liability” means any and all liabilities of the Transferred Companies by reason of their affiliation with any member of its Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code) (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Benefit Plans.
“Current Assets” means the aggregate amount of PFASC’s “Prepaid expenses” and “Due from Hartford” accounts, in each case derived from the PFASC 2014 Financial Statements and calculated in accordance with the Accounting Principles, in a form consistent with, and subject to the adjustments set forth in, the sample Closing Statement attached as Annex A; provided that in the event of any inconsistency between the application of GAAP in the preparation of the PFASC 2014 Financial Statements and the Accounting Principles, the Accounting Principles shall apply. For the avoidance of doubt, Current Assets shall exclude all cash and cash equivalents, deferred Tax assets and income Tax assets.
“Current Liabilities” means the aggregate amount of PFSAC’s “Compensation accruals”, “Other accrued expenses” and “Intercompany payable” accounts, in each case derived from the PFASC 2014 Financial Statements and calculated in accordance with the Accounting Principles, in a form consistent with, and subject to the adjustments set forth in, the sample Closing Statement attached as Annex A; provided that in the event of any inconsistency between the application of GAAP in the preparation of the PFASC 2014 Financial Statements and the Accounting Principles, the Accounting Principles shall apply. For the avoidance of doubt, Current Liabilities shall exclude all amounts payable in respect of Indebtedness (including in respect of RGA Indebtedness), Leakage Amounts, deferred Tax liabilities and income Tax liabilities.
“Data Input Inaccuracies” means inaccuracies or omissions in (i) the inputting of factual data, including data (and any omission of data) relating to the inventory of Insurance Contracts in force, the terms of such Insurance Contracts, the relevant information related to the annuitants or insureds of such Insurance Contracts and transactions related thereto, CUSIP numbers, interest rates, principal amounts, the terms of loan documents and organizational documents, the terms of leases, lease abstracts and rent rolls or (ii) the coding, compilation or aggregation of such factual data.
“Early Termination Date” means the date of the earlier of the following to occur: (a) the transfer of the Insurance Contracts from the administration system used by the Transferred Companies prior to Closing and (b) the consummation of a Change of Control of Buyer.

“Employee” means any current or former employee, independent contractor or director of any of the Transferred Companies, including any such person who is absent from employment due to illness, vacation, injury, military service, long-term disability or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation that is or was part of the same controlled group of corporations with any Transferred Company within the meaning of Section 414(b) of the Code, Section 4001 of ERISA, any trade or business (whether or not incorporated) that is or was under common control with any Transferred Company within the meaning of Section 414(c) of the Code, and any other entity that is or was, together with any Transferred Company, a “single employer” under Section 414(m) or (o) of the Code.
“Excess Indebtedness” means the amount, if any, by which the consolidated Indebtedness of the Transferred Companies as of the close of business on December 31, 2014, in each case derived from the PFASC 2014 Financial Statements and calculated in accordance with the Accounting Principles, in a form consistent with, and subject to the adjustments set forth in, the sample Closing Statement attached as Annex A, exceeds $83,300,000; provided that in the event of any inconsistency between the application of GAAP in the preparation of the PFASC 2014 Financial Statements and the Accounting Principles, the Accounting Principles shall apply.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.
“Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings (other than the Equity Financing) in connection with the transactions contemplated hereby and their respective Affiliates, including the parties to the Debt Financing Commitment and any joinder agreements or other agreements relating thereto.
“FINRA” means the Financial Industry Regulatory Authority.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator, and any self-regulatory organization.

“Hartford Acknowledgment” means the Hartford Acknowledgment executed by the Hartford Companies in the form attached to the Agreement as Exhibit B.
“Hartford Companies” means Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company, Hartford Life Private Placement LLC and Hartford Life, Inc.
“Hartford Transaction Agreements” means, collectively, (i) the Master Transaction Agreement; (ii) the General Account COLI Administrative Services Agreement, dated as of July 14, 2012, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company and PFASC; (iii) the Separate Account Support Services Agreement, dated as of July 14, 2012, by and between Hartford Life Insurance Company and PFASC; (iv) Administrative Services Agreement, dated as of July 14, 2012, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company and PFASC; (v) the Broker-Dealer Sales and Services Agreement by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Equity Sales Company, Inc. and Philadelphia Financial Distribution Company, dated July 13, 2012; (vi) the Transition Services Agreement by and between Hartford Life Insurance Company and PFASC, dated as of July 13, 2012; (vii) the Patent License Agreement, by and between Hartford Fire Insurance Company and PFASC, dated as of July 13, 2013; (viii) the Software License Agreement, by and between Hartford Fire Insurance Company and PFASC, dated as of July 13, 2012; (ix) the Consent Agreement, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company, Hartford International Life Reinsurance Corporation, PFASC and PFLAC, dated as of July 13, 2012; (x) the Assignment and Assumption Agreement, dated as of July 13, 2012, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, Hartford Fire Insurance Company, Hartford Life Private Placement, LLC, Hartford Life, Inc. and PFASC; (xi) the Cash Escrow Agreement, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company, PFASC and U.S. Bank National Association, dated as of July 13, 2013; (xii) the Separate Account Support Services Agreement by and between Hartford Life Insurance Company and the Issuer effective as of July 14, 2012; and (xiii) any Contract entered into by any Transferred Company pursuant to or in connection with any of the foregoing, in each case including any schedules, exhibits or annexes thereto.
“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (e) all obligations of such

Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person capitalized on the books and records of such Person, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (i) all letters of credit or performance bonds issued for the account of such Person (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and (iii) surety bonds and customs bonds), (j) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person and (k) all accrued interest, penalties, fees, premiums and other amounts due on payment of the foregoing.
“Indebtedness/Leakage True-Up Amount” means an amount (whether positive or negative) equal to (i) the amount (whether positive or negative) of (A) Excess Indebtedness as finally determined pursuant to Section 1.4, minus (B) the Estimated Excess Indebtedness, plus (ii) the amount (whether positive or negative) of (A) the Leakage Amount as finally determined pursuant to Section 1.4, minus (B) the Estimated Leakage Amount.
“Independent Accountant” means Ernst & Young LLP, or, if such firm is not willing or able to serve in such capacity, another nationally recognized independent registered public accounting firm appointed by mutual agreement of Buyer and the Seller Representative.
“Insurance Contract” means any all insurance Contracts, binders, slips, certificates, endorsements, riders, treaties, policies, products or other arrangements, other than Reinsurance Agreements, sold, issued or entered into by any of the Insurance Subsidiaries in connection with the Business or administered by PFASC pursuant to the Hartford Transaction Agreements, in each case as such Contract, binder, slip, certificate, endorsement, rider, treaty, policy, product or other arrangement may have been amended, modified or supplemented.
“Insurance Regulator” means any insurance supervisory department or officials having jurisdiction over any part of the operations, business, assets, liabilities, products and services of any of the Insurance Subsidiaries or PFASC.
“Insurance Reserves” means any reserves, funds or provisions for losses, claims, premiums, expenses and other liabilities in respect of the Insurance Contracts issued by the Insurance Subsidiaries.
“Intellectual Property” means (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals,

reissues, extensions and reexaminations of any of the foregoing, all patents that may issue on such applications, and all rights therein provided by applicable local Law, international treaties or conventions, (b) trademarks, service marks, trade dress, logos, designs, emblems, slogans, signs or insignia, Internet domain names, other similar designations of source, any and all common law rights thereto, and registrations and applications for registration of any of the foregoing (including intent-to-use applications), all rights therein provided by applicable local Law, international treaties or conventions and all reissues, extensions and renewals of any of the foregoing together with the goodwill symbolized by or associated with any of the foregoing, (c) copyrightable works and works of authorship (including Software (in any form including source code and executable or object code) and subroutines), copyrights, whether or not registered, moral rights, rights of attribution and integrity and registrations and applications for registration of any of the foregoing, and all rights therein provided by applicable local Law, international treaties or conventions, (d) Trade Secrets, (e) data, databases and datasets, (f) rights of privacy and publicity and (g) the right to sue for past infringement of any of the foregoing.
“Intracompany Agreement” means any Contract between PFASC, on the one hand, and any other Transferred Company, on the other hand.
“IRA Seller” means each Company Seller identified on Annex B as the sole owner of an individual retirement account or arrangement subject to Section 408 of the Code.
“IRS” means the Internal Revenue Service.
“Knowledge” means the knowledge, after reasonable inquiry, of (a) with respect to Sellers, those persons listed in Section 9.1(a) of the Seller Disclosure Letter; and (b) with respect to Buyer, those persons listed in Section 9.1(b) of the Buyer Disclosure Letter.
“Leakage Amount” means the aggregate of (i) all amounts paid and liabilities incurred, and all amounts and liabilities committed or authorized to be paid or incurred, as the case may be, by any Transferred Company (which amount, in the case of any non-cash dividend, payment or other distribution, shall be the fair market value thereof, determined at the time of such dividend, payment or distribution), (ii) all payments and liabilities cancelled or waived by any Transferred Company, in the case of clauses (i) and (ii), from July 1, 2014 through immediately prior to the Closing on the Closing Date in connection with any Leakage Transaction and (iii) the excess, if any, of the Transferred Companies’ current income Tax liabilities over the Transferred Companies’ current income Tax assets as of the Closing Balance Sheet Date, calculated in accordance with the Accounting Principles, provided, for the avoidance of doubt, that the calculation pursuant to clause (iii) shall exclude all deferred Tax assets and deferred Tax liabilities. For the avoidance of doubt, the Leakage Amount shall not include Tax liabilities resulting from actions after the Closing that are out of the ordinary course of business (including the Buyer Restructuring).

“Leakage Transaction” means any arrangement or transaction (other than compensation paid to any Company Seller in connection with such Company Seller’s employment by a Transferred Company, which compensation shall be no greater than the level of compensation provided as of the date of this Agreement except with Buyer’s prior written consent or as expressly permitted by Section 5.1, or any other payments or obligations to any such Company Seller pursuant to any Company Benefit Plan) pursuant to which (i) any Transferred Company pays any amount, or incurs any liability, to or on behalf of any Seller or any Affiliate of any Seller, (ii) makes, commits to make or authorizes the making of any payment to any Seller or any Affiliate of any Seller or (iii) cancels or waives any liability or payment obligation of any Seller or any Affiliate of any Seller owed to any Transferred Company, including any of the actions described in Section 5.1(a), 5.1(h)(ii) with respect to any Seller or any Affiliate of Seller, 5.1(h)(iii)(x), 5.1(h)(iv) with respect to any Seller or any Affiliate of Seller, 5.1(i)(i), 5.1(j) with respect to Affiliate Transactions, 5.1(n) through 5.1(p) to the extent benefiting any Seller or any Affiliate of any Seller, 5.1(cc), 5.1(dd), 5.1(ee) or 5.1(ff) with respect to any of the foregoing.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity.
“Malware” means any virus, Trojan horse, time bomb, key-lock, spyware, worm, malicious code or other Software program designed to or able to, without the knowledge and authorization of the Sellers or the Transferred Companies, disrupt, disable, harm, interfere with the operations of or install itself within or on any Software, computer data, network memory or hardware.
“Master Agreement” means that certain Master Transaction Agreement, dated as of November 22, 2011, as amended by that certain First Amendment thereto, dated as of July 13, 2012, by and among Hartford Life Insurance Company, Hartford Life and Annuity Insurance Company and PFASC.
“Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, business, operations, condition (financial or otherwise) or results of operations of the Transferred Companies, taken as a whole, or on PFASC taken individually or (b) the ability of any Seller Party to perform its obligations under any of the Transaction Agreements or to consummate the transactions contemplated thereby, but excluding, in the case of clause (a), any material adverse effect resulting after the date hereof from (i) changes in general economic or market conditions in the United States or worldwide, (ii) matters affecting the life insurance industry generally, (iii) changes or prospective changes in GAAP, SAP or applicable Law, (iv) the identity of, or facts relating to, Buyer or any of its Affiliates and the execution, announcement or performance of this Agreement, (v) acts of war, sabotage or terrorism, or any escalation or worsening of such acts, (vi) any earthquakes, hurricanes, tornados, and other storms, floods or other natural disasters, or any other force majeure event, (vii) any action taken, or the failure to take any action, by the Sellers with Buyer’s written consent or at Buyer’s request, or (viii) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets, revenues, earnings, cash flow or cash position (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (if not otherwise failing because of any other exception in this definition) is a Material Adverse Effect); provided that any such effect described in the preceding clauses (i), (ii), (iii), (v), and (vi) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such effect disproportionately affects the Transferred Companies relative to other Persons engaged in the industries in which the Transferred Companies operate.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
“Note Purchase Agreement” means the Senior Note Purchase Agreement, dated as of July 13, 2012, among PFASC, RGA Worldwide Reinsurance Company, LTD., as noteholder, RGA Reinsurance Company, as collateral agent, PFASC Holdings, LLC (solely for the purposes specified therein) and the Company (solely for the purposes specified therein).
“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, organization or on-going business of a Person, including any amendments thereto.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permitted Liens” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the appropriate balance sheet in accordance with GAAP, (b) statutory Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens arising in the ordinary course of business, (c) easements, rights of way, zoning ordinances and other similar encumbrances of record affecting real property, and (d) statutory Liens in favor of lessors arising in connection with any property leased to the Transferred Companies, which Liens and other encumbrances described in clauses (a) through (d) do not materially detract from the current value or materially interfere with the current use by the Transferred Companies of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.
“Person” means a natural person, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Personal Data” means information that can be used to distinguish or trace an individual’s identity either alone or when combined with other personal or identifying information that is linked or linkable to a specific individual collected by a Transferred Company that the Transferred Companies are required to keep confidential under applicable Law.
“PFASC 2014 Financial Statements” means the audited financial statements of PFASC at and for the period ended December 31, 2014, together with the report of the Company’s independent auditor thereon, a true, complete and correct copy of which shall be delivered to Buyer pursuant to Section 5.5.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.
“Producer” means any insurance agent, broker, broker-dealer, third party administrator, intermediary or other Person that has marketed, sold or administered any Insurance Contract written, sold or administered by any Transferred Company.
“Purchase Price” means an amount equal to (i) the Closing Cash Consideration, minus (ii) the Excess Indebtedness, minus (iii) the Leakage Amount, plus (iv) the Additional Consideration (if positive), minus (v) the absolute value of the Additional Consideration (if negative).
“Reinsurance Agreement” means any reinsurance or retrocessional treaty or agreement to which any of the Insurance Subsidiaries is a party and (a) which is in effect as of the date hereof, (b) is terminated or expired as of the date hereof but under which an Insurance Subsidiary or any of its Affiliates may continue to receive benefits or have obligations or (c) is an assumption reinsurance agreement.
“Related Person” means, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414 of the Code.
“Restricted Shares” means the restricted shares of Common Stock granted pursuant to the Restricted Stock Agreements and as to which the vesting restrictions thereon have not lapsed immediately prior to the Closing.
“Restricted Stock Agreement” means the outstanding restricted stock award agreements entered into between the Company and certain members of management evidencing the acquisition of the Restricted Shares.
“RGA Indebtedness” means the Indebtedness outstanding under the Note Purchase Agreement.
“RGA Liens” means all liens securing the RGA Indebtedness.
“RGA Pay-off Letter” means a pay-off letter, in a form reasonably satisfactory to Buyer, among the parties to the Note Purchase Agreement indicating the amount required for the payment in full of the RGA Indebtedness and the termination of, or the defeasance of all of the covenants and other obligations of the Transferred Companies under, the Note Purchase Agreement as of the Closing Date.
“RGA Reserved Amounts” means, as of any date of determination, an amount of cash and cash equivalents equal to the sum of the amount that would be required to be held in the Debt Servicing Coverage Account as of such date of determination plus the amount that would be required to be held in the Working Capital Account as of such date of determination, in each case pursuant to the Note Purchase Agreement without giving effect to any amendments, modification or supplements to the Note Purchase Agreement on or following the date hereof.
“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by its domiciliary Insurance Regulator. For the avoidance of doubt, the domiciliary Insurance Regulator with respect to PFLIL and PFLAC BDA is the Bermuda Monetary Authority.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by the Seller Representative on behalf of Sellers to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.
“Seller Party” means, with respect to each Seller, such Seller and any Affiliate of such Seller that is a party to any Transaction Agreement.
“Seller Related Parties” means (i) Sellers, the Seller Representative and the Transferred Companies, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of Sellers, the Seller Representative or the Transferred Companies or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.
“Similar Law” means any state, local, non-US or other law, rule or regulation that contains provisions that are similar to the fiduciary responsibility and/or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.
“Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof and all executables and utilities, in any and all forms and media, and all related documentation.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing at least 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.
“Target Working Capital Amount” means $1,850,000.
“Tax” means (a) all taxes, charges, fees, duties, customs, tariffs, imposts, payments in lieu, levies, penalties or other assessments or charges in the nature of a tax or any other similar payment imposed by any Tax Authority, whether payable by reason of contract, assumption, transferee liability, operation of Law, agreement entered into with a Tax Authority, or otherwise, including, but not limited to, income, license, recording, occupation, environmental, customs duties, single business, margin, unemployment, disability, mortgage, inventory, alternative or add-on minimum, profits, receipts, excise, premium, property, sales, use, transfer, franchise, payroll, withholding, social security, estimated or other taxes or any other similar payment or similar items or fees, and (b) any interest, penalty, fine or addition to any of the foregoing, whether disputed or not.

“Tax Authority” means any Governmental Authority having primary jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Return” means any federal, state, local or foreign tax report, return (including information return), claim for refund, election, notice, estimated tax filing, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes request, or other statement or document (including any related or supporting information) supplied to, required to be filed with, or required to be maintained by any Tax Authority with respect to Taxes, including any return or filing made on a consolidated, group, combined, unified or affiliated basis and any schedules or filings related to uncertain tax positions, and any schedule, attachment or supplement thereto, and any amendment thereof.
“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.
“Third Party” means any Person as defined in this Agreement or in Section 13(d) of the Exchange Act, other than the parties to this Agreement or any of their Affiliates.
“Third Party Approval” means any consent, agreement, sublicense, approval, authorization, notice or waiver of, to or by any third party (other than a Governmental Authority).
“Trade Secrets” means trade secrets and all other proprietary confidential information, including customer lists, forms and types of financial, business, scientific, technical, economic, or engineering information, discoveries or know-how, including algorithms, apparatuses, patterns, plans, compilations, devices, formulae, inventions, designs, prototypes, methods, techniques, processes, inventions, procedures, programs or codes.
“Transaction Agreements” means, collectively, this Agreement and any other certificate, document, agreement or other instrument entered into pursuant to or in connection with this Agreement.
“Transfer Taxes” means any real property transfer or gains, real property, excise, sales, use, documentary, transfer, value added, stock transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the transactions (or deemed transactions) contemplated by, or related to, this Agreement and all transactions involving the ownership, acquisition, or perfection of security interests (for the avoidance of doubt, Transfer Taxes do not include any Taxes imposed, in whole or in part, on the basis of net income by any Tax Authority or any withholding Taxes imposed on Sellers or any other party to this Agreement).

“Treasury Regulation” means the regulations prescribed under the Code.
“Warrant Holders” means each Seller that is a holder of Warrants.
“WC Adjustment Amount” means an amount (whether positive or negative) equal to the product of 0.9 and (a) the 2014 Net Working Capital minus (b) the Target Working Capital Amount.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
(g)    Each of the following terms is defined in the section of this Agreement set forth opposite such term below:

Term	Section
Agreement	Preamble
Allocated Portion	Section 1.7
A.M. Best	Section 3.29
Annual Consolidated Financial Statements	Section 3.6(a)
Audit	Section 3.17(c)
Buyer	Preamble
Buyer Confidential Information	Section 5.4(b)
Buyer Fundamental Representations	Section 9.4(a)
Buyer Indemnitees	Section 9.2
Cap	Section 9.4(a)
Closing	Section 1.2
Closing Balance Sheet Date	Section 1.4(a)
Closing Date	Section 1.2
Closing Statement	Section 1.4(b)
Common Stock	Recitals
Company	Recitals
Company Seller	Preamble
Company Securities	Section 3.4(b)
Consolidated Financial Statements	Section 3.6(a)
Debt Financing	Section 4.4
Debt Financing Commitment	Section 4.4
Deductible	Section 9.4(a)
Disputed Item	Section 1.4(c)
Dispute Notice	Section 1.4(c)

Term	Section
End Date	Section 8.1(b)(i)
Enforceability Exceptions	Section 2.1
Equity Financing	Section 4.4
Equity Financing Commitment	Section 4.4
Estimated Consideration	Section 1.2(b)
Estimated Excess Indebtedness	Section 1.4(a)
Estimated Leakage Amount	Section 1.4(a)
Fee Letter	Section 4.4
Financing Commitments	Section 4.4
Financing	Section 4.4
GAAP	Section 3.6(a)
Governmental Approval	Section 2.4
Guarantors	Recitals
Indemnified Party	Section 9.6
Indemnifying Party	Section 9.6
Insurance Subsidiaries	Recitals
Interim Consolidated Financial Statements	Section 3.6(a)
Investment Policy	Section 3.5(b)
IP License	Section 3.11(b)
IRA	Recitals
IRA Instruction Letter	Recitals
Laws	Section 3.13 (a)
Leased Real Property	Section 3.10(c)
Leases	Section 3.10(c)
Limited Guaranty	Recitals
Losses	Section 9.2
Material Contract	Section 3.9(b)
NJ WARN Act	Section 3.16(c)
Owned Intellectual Property	Section 3.11(a)
Permits	Section 3.14
PFASC	Recitals
PFASC Annual Financial Statements	Section 3.6(b)
PFASC Financial Statements	Section 3.6(b)
PFASC Holdings	Recitals
PFASC Interim Financial Statements	Section 3.6(b)
PFLAC	Recitals
PFLAC BDA	Recitals
PFLAC NY	Recitals

Term	Section
PFLIL	Recitals
Pre-Closing Estimate	Section 1.4(a)
Public Software	Section 3.11(a)
Purchased Shares	Recitals
Preferred Stock	Recitals
Reference Date	Section 3.6(a)
Resolution Period	Section 1.4(d)
SEC	Section 3.28(c)
Seller Confidential Information	Section 5.4(d)
Seller Fundamental Representations	Section 9.1
Sellers	Preamble
Seller Indemnitees	Section 9.3
Seller Representative	Preamble
Separate Account	Section 3.30
Separate Account Investments	Section 3.5(b)
Shares	Recitals
Statutory Statements	Section 3.6(b)
Straddle Period	Section 6.2
Survival Period	Section 9.1
Tax Benefit	Section 9.5(b)
Tax Sharing Agreement	Section 3.17(k)
Termination Fee	Section 8.3(a)
Third Party Claim	Section 9.6
Third Party Consent	Section 5.7(c)
Tiptree	Preamble
Transaction Confidential Information	Section 5.4(b)
Transferred Broker Dealer	Recitals
Transferred Companies	Recitals
Transferred Subsidiaries	Recitals
Transferred Subsidiary Securities	Section 3.5(a)
Unresolved Items	Section 1.4(e)
Warrants	Recitals
WARN Act	Section 3.16(c)(vi)
Section 10.2    Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Section, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits, Schedules and Disclosure Letters annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The Transaction Agreements are to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
ARTICLE XI
MISCELLANEOUS

Section 11.1    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) mailed by certified or registered mail with postage prepaid, (c) sent by next-Business Day or overnight mail or delivery, or (d) sent by facsimile or email with receipt confirmed (followed by delivery of an original via next-Business Day or overnight mail or delivery), as follows (or at such other address for a Party as shall be specified by like notice):

(i)	if to Buyer,
PFG Acquisition Corp.
c/o The Blackstone Group L.P.
345 Park Avenue
New York, NY 10154
Telephone: (212) 583-5407
Fax: (212) 583-5720
Attention: Menes Chee, President
Email: Menes.Chee@Blackstone.com
with a copy (which will not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Facsimile: (212) 909-6836
Telephone: (212) 909-6000
Attention: Nicholas F. Potter, Esq.
     Marilyn A. Lion, Esq.
E-mail: nfpotter@debevoise.com
     malion@debevoise.com
if to Sellers,

Tiptree Operating Company, LLC
780 Third Avenue
New York, New York 10017
Telephone: (212) 446-1400
Fax:    (212) 446-1409
Attention:    Geoffrey N. Kauffman, President and CEO
    Neil C. Rifkind, VP, General Counsel
Email:    gkauffman@tiptreefinancial.com
    nrifkind@tiptreefinancial.com

with a copy (which will not constitute notice) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Telephone:    (212) 756-2000
Fax:        (212) 593-5955
Attention:    Michael R. Littenberg, Esq.
        Richard A. Presutti, Esq.
Email:        Michael.Littenberg@srz.com
        Richard.Presutti@srz.com
All such notices, requests, demands, waivers and other communications will be deemed to have been received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (iii) if by next-Business Day or overnight mail or delivery, on the day delivered or (iv) if by fax or email prior to 5:00 p.m. at the place of receipt, on the day on which such fax or email was sent; provided that a copy is also sent by next-Business Day or overnight mail or delivery.
Section 11.2    Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.
Section 11.3    Expenses. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby (including all such expenses relating to the negotiation, preparation and execution of the Transaction Agreements, or relating to the consummation of the transactions contemplated thereby), whether or not consummated, shall be paid by the party incurring such costs, fees or expenses; provided, however, in the event this Agreement is terminated pursuant to Section 8.1, Buyer shall indemnify the Sellers for any and all Losses resulting from or arising out of any action contemplated by Section 5.01(q)(ii) that is taken with the consent of Buyer by the Company or any of its Subsidiaries after the date hereof and prior to the date on which this Agreement is terminated, including without limitation Losses arising out of or resulting from (i) the termination of employment of any employee hired with the consent of Buyer pursuant to

Section 5.01(q)(ii) and (ii) any action or failure to act by any employee hired with the consent of Buyer pursuant to Section 5.01(q)(ii) prior to the date of termination of this Agreement.
Section 11.4    Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OR RULES OF CONFLICT OF LAWS THEREOF (EXCEPT WITH RESPECT TO NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402). Each of the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State, City and County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a New York State or federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereby waives, and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. Each of the parties hereby consents to and grants any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.1 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.
Section 11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF SUCH OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.5.
Section 11.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns; provided that except as permitted below, this Agreement shall not be assignable or otherwise transferable by any Seller, on the one hand, without the prior written consent of Buyer, or by Buyer without the prior written consent of the Seller Representative. Notwithstanding the foregoing, without the consent of any Seller Party, Buyer may transfer or assign (including by way of a pledge), in whole or from time to time in part, (a) to one or more of its Affiliates, the right to purchase all or a portion of the Purchased Shares, (b) if applicable, to an Affiliate of Buyer that purchases the equity interests of the Transferred Subsidiaries (other than PFASC Holdings) as contemplated by Section 1.9, or (c) to its lenders or other financing sources any or all of its rights hereunder (including its rights to seek indemnification hereunder) as collateral security; provided that, in the case of clauses (a), (b) and (c), no such transfer or assignment will relieve Buyer of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.
Section 11.7    Entire Agreement. This Agreement, the other Transaction Agreement (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
Section 11.8    Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is determined by a court of competent jurisdiction to be invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.9    Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Each party may deliver its signed counterpart of this Agreement to the other parties by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart. Except as provided under Article IX, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties and their respective successors and assigns.
Section 11.10    Specific Performance. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event any provision of this Agreement is not performed in accordance with the specific terms hereof or is otherwise breached. Accordingly, the parties acknowledge and agree that, prior to the valid termination of this agreement in accordance with Section 8.1, but subject to Section 8.3(b) and Section 8.3(c) and the following sentence of this Section 11.10, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court specified in Section 11.4, in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, however, the parties hereby acknowledge and agree that Sellers shall be entitled to specific performance to cause Buyer to draw down the full proceeds of the Equity Financing pursuant to the terms and conditions of the Equity Financing Commitment and to cause Buyer to effect the Closing in accordance with Section 1.2, in each case, only if (i) all conditions in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing, but each of which is at the time Sellers seek specific performance pursuant to this Section 11.10 capable of being satisfied as if such time were the Closing) or the failure of which to be satisfied is attributable primarily to a breach by Buyer of its representations, warranties, covenants or agreements contained in this Agreement), (ii) the Debt Financing has been funded or will be funded at the date the Closing is required to have occurred pursuant to Section 1.2 upon delivery of a drawdown notice by Buyer and/or notice from Buyer that the Equity Financing will be funded at such date, (iii) Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iv) the Seller Representative has confirmed in writing to Buyer that all conditions set forth in Section 7.3 have been satisfied or that the Seller Representative on behalf of Sellers would be willing to waive any unsatisfied conditions in Section 7.3 for purposes of consummating the Closing and (v) such specific performance would result in the consummation of the Closing in accordance with this Agreement substantially contemporaneously with the consummation of the Debt Financing and the Equity Financing. Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
SELLER AND SELLER REPRESENTATIVE:
TIPTREE OPERATING COMPANY, LLC, in its capacity as a Seller and as the Seller Representative hereunder

By        /s/ Geoffrey Kauffman
    Name: Geoffrey Kauffman
    Title: President and Chief Executive Officer
COMPANY SELLERS:

        /s/ Peter Duryea
    Name: Peter Duryea

        /s/ Joseph Fillip
    Name: Joseph Fillip

        /s/ John Fischer
    Name: John Fischer

        /s/ Ken Foley
    Name: Ken Foley

        /s/ Antony Geyelin
    Name: Anthony Geyelin

        /s/ Diana Goodman
    Name: Diana Goodman

        /s/ John Hillman
    Name: John Hillman

        /s/ Jim Hom
    Name: Jim Hom

        /s/ Joanne Illenberger
    Name: Joanne Illenberger

        /s/ Karen Jones
    Name: Karen Jones

        /s/ Kent Keim
    Name: Kent Keim

        /s/ Ken Kilbane
    Name: Ken Kilbane

        /s/ Andrew McKeon
    Name: Andrew McKeon

        /s/ Todd Miller

    Name: Todd Miller

        /s/ Harley Misson
    Name: Harley Misson

        /s/ Anthony Moretti
    Name: Anthony Moretti

        /s/ Albert Morina
    Name: Albert Morina

        /s/ Susan Oberlies
    Name: Susan Oberlies

        /s/ Lorena Plaza
    Name: Lorena Plaza

        /s/ John Reilly
    Name: John Reilly

        /s/ Greg Rorer
    Name: Greg Rorer

        /s/ Paul Sulek
    Name: Paul Sulek

BUYER:
PFG ACQUISITION CORP.

By        /s/ Menes Chee
    Name: Menes Chee
    Title: President

ANNEX C
ACCOUNTING PRINCIPLES
Capitalized terms used but not defined in this Annex C have the meanings given to them in the Agreement to which this Annex C is attached.

Philadelphia Financial Group, Inc. and subsidiaries (the Company) prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles.

In addition to being included in the Company’s consolidated financial statements, Philadelphia Financial Administration Services Company, LLC (PFASC) prepares separate company financial statements in accordance with U.S. generally accepted accounting principles.

Annex A of the Stock Purchase Agreement includes certain calculations that require non-GAAP measurements of net working capital.

2014 Net Working Capital consists of only the following current assets and current liabilities:

Only Items Included in Current Assets
Prepaid expenses
Amounts due from Hartford
Intercompany Receivables

Only Items Included in Current Liabilities
Compensation accruals
Other accrued expenses
Intercompany payables

2014 Net Working Capital excludes any and all current assets and current liabilities not listed above. For the avoidance of doubt, the following items are excluded from 2014 Net Working Capital:

Excluded from Current Assets
Cash
Cash equivalents
Deferred Tax assets
Income Tax assets

Excluded from Current Liabilities
Note principal scheduled to be paid in the subsequent 12-month period
Interest on note payable
Deferred Tax liabilities
Income Tax liabilities
Leakage Amounts

The 2014 Excess Cash calculation excludes the following items:

•
Working Capital Account Target Amount (as defined in the Note Purchase Agreement without giving effect to any amendments, modification or supplement to the Note Purchase Agreement on or following the date hereof)

•
Debt Service Coverage Account Target Amount (as defined in the Note Purchase Agreement without giving effect to any amendments, modification or supplement to the Note Purchase Agreement on or following the date hereof)

•	$13,420 that was funded by Hartford in July 2012 for deferred compensation awards

The WC Adjustment Amount calculation utilizes the aforementioned 2014 Net Working Capital calculation, which is a non-GAAP measurement.
The Additional Consideration calculation incorporates the aforementioned 2014 Excess Cash calculation, which is a non-GAAP measurement